EXHIBIT 10.38

CREDIT AND SECURITY AGREEMENT

$250,000,000

dated as of November 24, 2008

by and among

SANMINA SPV LLC,
a Delaware limited liability company,

as Borrower

the Lenders named herein

and

DEUTSCHE BANK AG, NEW YORK BRANCH,

as Administrative Agent and as Collateral Agent

i

ii

EXHIBIT D	FORM OF REMITTANCE REPORT
EXHIBIT E	OPINIONS OF COUNSEL
Exhibit E-1	True Sale and Non-Consolidation Opinion
Exhibit E-2	UCC Perfection Opinion and General Corporate Opinion for Borrower, Sellers and Servicer

EXHIBIT F	FORM OF CLOSING CERTIFICATE
EXHIBIT G	FORM OF OFFICER’S CERTIFICATE
EXHIBIT H	FORM OF NOTE
EXHIBIT I	FORM OF ADVANCE CALCULATION NOTICE
EXHIBIT J	FORM OF ASSIGNMENT AND ACCEPTANCE

iii

CREDIT AND SECURITY AGREEMENT

THIS CREDIT AND SECURITY AGREEMENT is dated as of November 24, 2008, by and between SANMINA SPV LLC, a Delaware limited liability company (the “Borrower”), the Lenders and DEUTSCHE BANK AG, NEW YORK BRANCH, a German banking corporation, as administrative agent and as collateral agent (the “Agent”).

The parties hereto agree as follows:

ARTICLE 1.
DEFINITIONS AND RELATED TERMS

Section 1.01.          Definitions. As used in this Agreement, the following terms shall have the following meanings:

“ABL” means the Loan, Guaranty and Security Agreement dated as of November 19, 2008 among Sanmina-SCI Corporation, Hadco Corporation, Hadco Santa Clara, Inc., Sanmina-SCI Systems Holdings, Inc., SCI Technology, Inc. and Scimex, Inc., as Borrowers, Sanmina-SCI Systems (Canada) Inc. and SCI Brockville Corp., as Designated Canadian Guarantors, certain financial institutions as Lenders, Bank of America, N.A., as Agent, Banc of America Securities LLC and Deutsche Bank Securities, Inc., as Joint Lead Arrangers and Joint Book Managers, and Deutsche Bank Trust Company Americas, as Syndication Agent.

“Account Debtor” means, with respect to an Account Receivable each Person who purchased goods or services on credit under an Underlying Contract and who is obligated to make payments on such Account Receivable to the Obligee on the Underlying Contract pursuant to such Underlying Contract.

“Account Receivable” means an Obligee’s right to the payment of money from an Account Debtor, arising out of goods sold.

“Advance” means each extension of credit made by the Lenders to Borrower under this Agreement.  Advances shall be Tranche A Advances and Tranche B Advances.

“Advance Calculation Notice”  means a notice delivered by Agent to Servicer and the Lenders to the effect required by Section 2.02 and substantially in the form of Exhibit I hereto.

“Affiliate”:  as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent” has the meaning assigned thereto in the preamble.

“Aggregate Advance” means, at any time of determination, the aggregate outstanding principal amount of all Advances.

“Agreement” means this Credit and Security Agreement.

“Applicable Margin” as set forth on Schedule 1.1A.

“Arrangement Fee” means the arrangement fee payable by Transferor to Deutsche Bank AG, New York Branch, as arranger pursuant to the fee letter between them dated September 22, 2008.

“Assigned Receivable” means a Transferred Receivable that has been pledged to the Agent pursuant to this Agreement, as evidenced by the inclusion of such Transferred Receivable in the calculation of the

Borrowing Base in a Borrowing Notice or in any Receivables Report; provided that a Transferred Receivable shall cease to be an Assigned Receivable immediately upon (i) becoming a Discharged Receivable or (ii) upon being re-transferred to Transferor in accordance with the Program Documents.

“Assignee” is defined in Section 10.09(c).

“Assignment and Acceptance” means an Assignment and Acceptance, substantially in the form of Exhibit J.

“Assignor”  is defined in Section 10.09(c).

“Assignment Agreement” has the meaning given such term in Section 2.4 of the TCA.

“Availability Period” means the period commencing on the Effective Date and terminating on the Program Termination Date.

“Bankruptcy Code” means Title 11 of the United States Code, as it may be amended from time to time.

“Benefited Lender”  is defined in Section 10.06.

“Books and Records” means, with respect to an Obligee’s Account Receivable, all of the Obligee’s books, records, computer tapes, programs, and ledger books arising from or relating to such Account Receivable.

“Borrower” is defined in the preamble to this Agreement.

“Borrower Collateral Disclosure Certificate” means that certain certificate, in substantially the form of Exhibit A dated as of the date hereof, executed and delivered by Borrower to the Agent.

“Borrowing Base” means, at any time of determination, the lesser of (i) the Tranche A or Tranche B Commitment, as the case may be, and (ii) the total Uncollected Value of Tranche A or Tranche B Eligible Receivables, respectively, times 95% (in the case of Tranche A Eligible Receivables and Tranche B Eligible Receivables other than Echostar) or 90% (in the case of Echostar).  In no event shall the Uncollected Value of Eligible Receivables include Designated Receivables.

“Borrowing Base Deficit” means (i) the outstanding principal amount of the Tranche A Advances shall exceed the Borrowing Base for Tranche A Advances, or (ii) the outstanding principal amount of the Tranche B Advances shall exceed the Borrowing Base for the Tranche B Advances.

“Borrowing Date” means, in the case of an Advance in Dollars, the Business Day following a Preparation Date and, in the case of an Advance in Euros, the second Business Day following a Preparation Date.

“Borrowing Notice” means a notice in the form of Exhibit B attached hereto and made a part hereof.

“Business Day” means each day which is not a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law, executive order, or governmental decree to be closed; provided that, with respect to determinations of interest rates, such day is also a day for trading by and between banks in Dollar deposits in London, England; provided further however, that for purposes of any determination of the Euribor Rate, such day is also a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open.

“Change of Control” means the occurrence of any of the following: (a) Sanmina-SCI Corporation shall cease to own 100% of the issued and outstanding membership interests of Borrower; or (b) any “person” or

“group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934) (i) shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of Sanmina-SCI Corporation; or (ii) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Sanmina-SCI Corporation; or (c) during any period of 12 consecutive months, the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Sanmina-SCI Corporation cease to be occupied by Persons who either (i) were members of the board of directors of Sanmina-SCI Corporation on November 20, 2008, or (ii) were nominated for election by the board of directors of Sanmina-SCI Corporation, a majority of whom were directors on November 20, 2008 or whose election or nomination for election was previously approved by a majority of such directors or directors elected in accordance with this clause (ii).

“Change of Law” means the occurrence, after the date hereof, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Closing Certificate” has the meaning set forth in Section 8.01(c).

“Closing Date” means the date of this Agreement as first above written.

“Collateral” means the property in which the Agent on behalf of the Lenders is granted by Borrower a security interest pursuant to Section 3.01 or elsewhere in the Program Documents.

“Collection Accounts” means until the Collection Account Effective Date, the Sanmina Accounts, and commencing on and after the Collection Account Effective Date, the deposit accounts in the name of Borrower, and specified on Schedule 1.1B (comprising the Tranche A Dollar Collection Account, the Tranche A Euro Collection Account, the Tranche B Dollar Collection Account and the Tranche B Euro Collection Account and referred to collectively as the “Collection Accounts”), for receipt of payments relating to the Accounts Receivable, and into which, among other items, (a) (i) all Collections on all Assigned Receivables, and (ii) all proceeds of any of the items specified in clause (i) will be deposited, and (b) collections on Other Receivables may be received, to the extent described in the TCA and in the other Program Documents; provided, however, that for purposes of calculating the balance of the Collection Accounts from time to time under the Program Documents, no items of payment or other collections (or the funds thereof) on any Other Receivable shall be included.

“Collection Account Effective Date” means the date on which the Agent has provided written notice to the Borrower that the Collection Accounts are fully operational and are available for deposit of Collections and as of which date the Servicer shall provide written notice to Account Debtors to make payment of all amounts payable in respect of Transferred Receivables to such Collection Accounts and the Borrower shall have executed and delivered the Control Agreement.

“Collection Account Ramp-Up Period” means the period of 60 days commencing on the Collection Account Effective Date during which payments may continue to be made by Account Debtors that pay by electronic transfer to the Sanmina Accounts.

“Collections” means, with respect to any Account Receivable (i) all collections and other proceeds received in respect of Accounts Receivable, including, without limitation, purchase price, finance charges, interest and all other charges, or applied to amounts owed in respect of such Accounts Receivable together with all collections and other proceeds received in respect of the Related Rights and Property in the form of cash, checks, wire transfers or any other form of cash payment, (ii) any related Policy Proceeds, and (iii) any Deemed Collections with respect thereto.

“Commitment” means the obligation of the Lenders to make Tranche A Advances hereunder secured by Tranche A Receivables (the “Tranche A Commitment”) or Tranche B Advances secured by Tranche B Receivables (the “Tranche B Commitment”), as the case may be, in an amount not to exceed the amount for such

Tranche set forth under the heading “Lender’s Commitment” on Schedule 1.1C hereto.  As of the date hereof, the aggregate amount of the Tranche A Commitment is $0 and the aggregate amount of the Tranche B Commitment is $0. The Commitment shall be increased following the addition of a Contingent Eligible Obligor as an Eligible Obligor in accordance with the procedures established in Section 2.11; provided, however, that in no event shall the aggregate amount of the Commitment exceed $250,000,000. at any one time outstanding.

“Commitment Fee” means a fee payable by Borrower to Lenders as described in Section 2.05.

“Commitment Percentage” means as to any Lender, the percentage which such Lenders’ Commitment then constitutes of the aggregate Commitments (or, if all of the Lenders’ Commitments have been reduced to zero, the percentage which the aggregate amount of such Lenders’ Advances then outstanding constitutes of the aggregate amount of Lenders’ Advances then outstanding).

“Contingent Eligible Obligors”: means the companies listed in Schedule 1.1D.

“Control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Control Agreement” means that certain account control agreement among Borrower, the Agent, and Deutsche Bank Trust Company Americas, in the form of Exhibit C.

“Controlling Person” means with respect to any relevant Person, a Person that directly, or indirectly through one or more intermediaries, Controls the relevant Person.

“Deduction” means any adjustment in the outstanding principal balance of a Receivables attributable to any credit, allowance, discount, billing error, rebate, setoff, dispute, counterclaim, adjustment, settlement, compromise, return, accord and satisfaction, accommodation, chargeback or forgiveness, sales or similar taxes or similar items of any nature or type on, of, or relating to any Account Receivable or any Account Debtor, as applicable, in each case as reflected on either Seller or Servicer’s Books and Records.

“Deemed Collections” means amounts paid to Borrower pursuant to Section 2.7(b) of the TCA.

“Default Rate” means, with respect to any of the Obligations, on any day, a rate of interest per annum equal to the sum of (i) the Interest Rate, plus (ii) two percent.

“Designated Receivable” means (a) any Transferred Receivable which is cancelled or reduced as a result of any setoff in respect of any claim or dispute between an Account Debtor and the Transferor (or Borrower by virtue of Borrower’s having purchased such Account Receivable) regarding Transferor’s performance of its obligations under the Underlying Contract (unless the Transferor shall have purchased the disputed portion of such Transferred Receivable in accordance with Section 2.7(b) of the TCA), (b) which was sold to Borrower in violation of any representation, warranty, or covenant contained in any Program Document or (c) was sold to Borrower fraudulently or unlawfully.

“Discharged Receivable” means (a) any Account Receivable the principal amount of which was fully and finally paid by the Account Debtor or (b) for which a claim was submitted under the Policy and such claim is either (i) initially rejected (regardless of whether there exists any right to resubmit such Account Receivable or any right to appeal such rejection) or (ii) paid by the Insurer and the Policy Proceeds of which were deposited into the appropriate Collection Account.

“Dollars” or “$” means dollars in lawful currency of the United States of America.

“Effective Date” means the date on which each of the conditions precedent to closing and conditions precedent to the making of the initial Advance are satisfied, as determined by the Agent.

“Eligible Obligor” means an Account Debtor specified on Schedule 1.1E and such New Eligible Obligors as may be added from time to time in accordance with Section 2.11 ..  Eligible Obligors currently are either the Tranche A Eligible Obligors or the Tranche B Eligible Obligors.

“Eligible Receivable” means each of the Transferor’s Accounts Receivable which has been specifically identified and offered for sale or contribution by Transferor, accepted or approved for purchase or as a capital contribution by Borrower and satisfies, at any time of determination, each of the following other criteria:

(a)           the Transferor has the right to sell or contribute such Account Receivable to Borrower;

(b)           is evidenced by a binding and enforceable Underlying Contract between the Transferor and the Account Debtor and is an “account” as defined in the UCC;

(c)           the right to payment of which has been fully earned by the Transferor and requires no further performance on the Transferor’s part and is payable in the United States in U.S. Dollars or in Europe in Euros;

(d)           the Account Debtor related to such Account Receivable is an Eligible Obligor and such Account Receivable together with all other Accounts Receivable then outstanding of such Eligible Obligor does not exceed the Obligor Limits for such Eligible Obligor;

(e)           arises out of a bona fide sale from the Transferor to the Account Debtor related to such Account Receivable in a transaction occurring in the ordinary course of the Transferor’s business;

(f)            is not subject to any disputes between Account Debtor and the Transferor and satisfies all applicable requirements of the Transferor’s standard customer credit policies, including that the Account Receivable is not delinquent or defaulted;

(g)           is free from adverse claims and Liens, other than Permitted Encumbrances, and has not been sold or pledged to any other Person other than Borrower or Lender;

(h)           upon Borrower’s purchase or acceptance as a capital contribution of such Transferred Receivable and for so long as it remains an Assigned Receivable, Borrower’s ownership thereof and security interest therein will be perfected under the UCC by Financing Statements filed in appropriate offices and will be subject to a first-priority, perfected security interest in favor of Lender;

(i)            such Account Receivable did not arise as a result of the sale of consigned inventory owned by a third party;

(j)            the Account Debtor of such Account Receivable has been directed to make all payments to the Collection Accounts or the Lock-Boxes, as the case may be; provided that until the occurrence of the Lock-Box Effective Date, Account Debtors that pay by check, draft or instruments may continue to make payments to the Sanmina Lock-Box and will be instructed to make payments to Lock-Box only on and after the Lock-Box Effective Date;

(k)           which according to the Underlying Contract, is unconditionally due and owing either at such time or on its Scheduled Maturity Date and subject to no counterclaim or other defense, such Scheduled Maturity Date being not later than 90 days thereafter and not later than 90 days after the Program Termination Date; and

(l)            with respect to any Account Receivable that became an Assigned Receivable on the Closing Date, the underlying goods were shipped or the related services were provided by Transferor prior to the Closing Date; provided that the Transferor does not know of any factor which could reasonably be expected to result in failure by an Account Debtor to make a payment with regard to such Accounts Receivable as stipulated in the Underlying Contract.

“Euribor Rate”:  with respect to each day for Advances in Euros, the rate per annum determined on the basis of the overnight offered rate for deposits in Euros of Deutsche Bank AG, Frankfurt head office to prime banks in the Euro-zone interbank markets, as of 11:00 a.m., Brussels time, on each such day, and in a principal amount not less than the equivalent of US$1 million in Euros that is representative of a single transaction in Euros in that market at that time.

“Euros”:  the currency introduced on January 1, 1999 pursuant to the Treaty establishing the European Union.

“Euro-zone”:  the region comprising member states of the European Union that have adopted the single currency in accordance with the relevant Treaty of the European Union, as amended.

“Facility” means the credit facility granted to Borrower pursuant to this Agreement.

“Final Payment Date” means the date which is 90 days after the Program Termination Date; provided that, if such date is not a Business Day, then the Final Payment Date shall be the immediately following Business Day.

“Financing Statement” means any financing statement (as such term is used in the UCC) and any other statement or document which is filed in a public record for the purpose of giving notice of, or perfecting, a Lien, and amendments thereto (including, without limitation, any amendments effecting any assignment of any financing statement from one Person to another).

“GAAP” means generally accepted accounting principles in the United States of America applied on a basis consistent with those which, in accordance with Section 1.02, are to be used in making the calculations for purposes of determining compliance with the terms of this Agreement.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term “Guarantee Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the relevant Person in good faith.

“Hedge Agreements”:  all interest rate swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Increase Effective Date”:  as defined in Section 2.11(c).

“Indebtedness”:  of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or Purchaser under such agreement in the event of default are limited to repossession or sale of such property), (e) all capital lease obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) all obligations of such Person in respect of Hedge Agreements.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including, without limitation, any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of a direct statutory or contractual provision; provided that in no event shall the term “Indebtedness” include (x) any indebtedness or other obligations under any overdraft or cash management facility; provided, further that such indebtedness or other obligations are incurred in the ordinary course of business, and are repaid in full no later than the Business Day immediately following the date on which they were incurred, or (y) any trade payable incurred in the ordinary course or (z) any operating lease.

“Insolvency Proceeding”:  (a) any case, action or proceeding before any court of any Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; and, in the case of clause (a) or (b), undertaken under U.S. Federal, state or foreign law, including the U.S. Federal Bankruptcy Code.

“Insurer” means Atradius Trade Credit Insurance, Inc.

“Interest Rate” means the LIBOR Rate plus the Applicable Margin, in the case of Dollar Advances, and the Euribor Rate plus the Applicable Margin, in the case of Euro Advances.

“Interest Settlement Date” means the 3rd Business Day of each fiscal quarter of the Transferor.

“Investment” means any investment in any Person, whether by means of purchase or acquisition of obligations or securities of such Person (including, without limitation, interest rate protection, foreign currency, or other hedging arrangements to be held by such Person as an investment), capital contribution to such Person, loan or advance to such Person, making of a time deposit with such Person, guaranty, suretyship, or assumption of any obligation of such Person or otherwise.

“Lender Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Lender specified.

“Lenders” means initially Deutsche Bank AG, New York Branch, and such other Persons who are identified from time to time in the Register.

“LIBOR Rate”:  for each date of determination hereunder for an Advance in Dollars, the rate that appears on the Reuters Screen Page LIBOR 01 (British Bankers Assoc. Interest Settlement Rates Page) (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market), as determined by the Lender, based in each case on the overnight rate at approximately 11:00 a.m. London, England time on such day of determination.  If any date of determination hereunder is not a Business Day in London, England, the applicable LIBOR Rate shall be the rate determined for the next preceding Business Day in London, England

“Lien” means, any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Lock-Box” means that certain lock-box to be established by the Borrower with Deutsche Bank Trust Company Americas into which payments by Account Debtors that are made by check, drafts or other instruments are to be paid.

“Lockbox Control and Intercreditor Agreement” means that certain agreement dated as of November 24, 2008 among Sanmina, Bank of America, N.A., the Borrower and the Agent

“Lock-Box Effective Date” means the date on which the Agent has provided written notice to the Borrower that the Lock-Box has been established and is available for deposit of Collections and as of which date the Servicer shall provide written notice to Account Debtors to make payment of all amounts payable in respect of Transferred Receivables to the Lock-Box.

“Lock-Box Ramp-Up Period” means the period of 60 days commencing on the Lock-Box Effective Date during which payments may continue to be made by Account Debtors that pay by check, drafts or other instruments to the Sanmina Lock-box.

“Losses” means any liability, damage, costs and expenses, including, without limitation, any out-of-pocket attorneys’ fees, disbursements and court costs, in each case reasonably incurred by a Person, as the case may be, without regard to whether or not such Losses would be deemed material under this Agreement or any other Program Document; provided, however, that “Losses” shall not include any losses based on claims for benefit-of-the bargain (other than with respect to the Purchase Price), lost opportunity costs or similar claims.

“Margin Stock” means “margin stock” as defined in Regulations T, U or X.

“Material Adverse Effect” means a material adverse change in any of (a) the rights and remedies of the Agent and the Lenders under the Program Documents, the Agent’s security interest and Lien against the Collateral on behalf of the Lenders, the ability of Borrower to perform its obligations with respect to the Obligations or under the Program Documents to which it is a party, or the ability of either Transferor or the Servicer to perform its respective obligations under the Program Documents to which it is a party (including, without limitation, the repudiation, revocation or any attempt to do the same by any Person obligated under any other Program Document), as applicable, (b) the business, assets, property, operations or condition (financial or otherwise) of Sanmina-SCI Corporation and its Subsidiaries, taken as a whole, or (c) the legality, validity or enforceability of any Program Agreement.

“Moody’s” means Moody’s Investor Service, Inc.

“New Eligible Obligor”:  as defined in Section 2.11(a).

“Note” means a promissory note substantially in the form attached hereto as Exhibit I, made by Borrower and payable to each Lender with a face amount equal to such Lender’s initial Commitment, together with all amendments, consolidations, modifications, renewals, and supplements thereto.

“Obligations” means all Indebtedness, liabilities, covenants, duties and other obligations of Borrower to the Agent and the Lenders included or arising from time to time under this Agreement or any other Program Document, whether evidenced by any note or other writing, including, without limitation, principal, interest, fees, costs, attorneys’ fees, and indemnification amounts and any and all extensions or renewals thereof in whole or in part, direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

“Obligee” means the Person to whom payment of an Account Receivable is owed.

“Obligor” means with respect to any Account Receivable, the Eligible Obligor obligated to make payments with respect to such Receivable, any guarantor of such Eligible Obligor’s obligations and any bank or financial institution that has opened or confirmed a letter of credit in respect of an Eligible Obligor’s obligations.

“Obligor Adverse Change”:  with respect to any Eligible Obligor, any event or circumstance (when taken alone or together with any previous event or circumstance) which, in the good faith opinion of the Agent, represents an adverse change in the financial condition, assets or business of such Eligible Obligor that could be reasonably expected to affect materially and adversely the ability of such Eligible Obligor to perform its obligations under the Receivables of such Eligible Obligor or otherwise adversely affects the creditworthiness of such Eligible Obligor, based on the Agent’s internal credit rating criteria.

“Obligor Limits”:  the specified limit on the aggregate stated net amount payable (net of credit memos) of Receivables of any Eligible Obligor that may be outstanding at any time hereunder, as set forth on Schedule 1.1E.  The Obligor Limits in respect of any Eligible Obligor are subject to reduction or cancellation by the Agent in the event of an Obligor Adverse Change, any such reduction or cancellation to be notified by the Agent to the Servicer promptly in writing (it being understood that any such reduction or cancellation shall not apply to Transferred Receivables that have been assigned prior to the date of such reduction or cancellation).

“Officer’s Certificate” has the meaning set forth in Section 8.01(d).

“Other Receivables” means any Account Receivable that is not an Assigned Receivable, including any Designated Receivable that has been purchased by Borrower, the Transferor or the Servicer in accordance with the Program Documents.

“Participant” has the meaning set forth in Section 10.09(b).

“Payment Account” means (i) initially, Deutsche Bank Trust Company Americas New York ABA# 021001033 FFC: Deutsche Bank NY Loan Operations A/C: 60200119 Ref: Sanmina-SCI, Attn: Joe Cusmai, or (ii) such other account in the United States established by the Agent to which funds remitted from the Collection Accounts shall be paid, as notified in writing to Servicer and the Borrower.

“Permitted Encumbrances” means, as to the Collateral, (a) the Liens granted to the Agent and Borrower under the Program Documents, (b) any Liens or other claims Insurer may have in any Assigned Receivable and its Related Rights and Property on account of having paid Policy Proceeds on such Assigned Receivable, (c) the lien of current taxes and assessments not yet due and payable or the validity of which is being contested diligently and in good faith by appropriate proceedings, so long as adequate reserves against such liens have been provided for in accordance with GAAP consistently applied, (d) customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code of banks or other financial institutions where the Borrower maintains deposits, and (e) Liens that arise in favor of banks under Article 4 of the Uniform Commercial Code on items in collection and the documents relating thereto and proceeds thereof.

“Permitted Investments” shall mean:

(i)                                     direct obligations of the United States of America and having a final maturity of 90 days or less from date of purchase thereof;

(ii)                                  commercial paper of a bank, trust company or national banking association incorporated under the laws of the United States of America or one of the states thereof having combined capital and surplus and retained earnings as of its last report of condition of at least $100,000,000 and having a long-term debt rating of A or better by S&P or A-2 by Moody’s and commercial paper of any corporation or finance company incorporated under the laws of the United States of America or any state thereof having a rating assigned to such commercial paper of any such bank, trust company, national banking association, corporation or finance company of A-1 by S&P or P-1 by Moody’s (or, if neither such organization shall rate such commercial paper at any time, a rating equal to the highest rating assigned by any nationally recognized rating organization in the United States of America) and having a final maturity of 90 days or less from the date of purchase thereof; or

(iii)                               repurchase agreements with any entity which are fully collateralized by obligations described in paragraph (i) above where delivery must be taken, and having a final maturity of 90 days or less from the date of purchase thereof; or

(iv)                              money market mutual funds managed in accordance with Rule 2a-7 of the Investment Company Act of 1940, with a rating of AAAm by S&P or Aaa by Moody’s and having a weighted average maturity of 60 days or less.

“Person” means an individual, a corporation, a limited liability company, a partnership, an unincorporated association, a trust or any other entity or organization, including, but not limited to, a government or political subdivision or an agency or instrumentality thereof.

“Policies and Procedures” has the meaning given such term in Section 2.01 of the Servicing Agreement.

“Policy” means, in each case in form and substance satisfactory to the Agent, (a)  a trade credit insurance policy and all endorsements and other agreements, documents and instruments relating thereto, issued by Insurer to the Borrower in which the Agent on behalf of the Lenders shall be named as loss payee, which shall insure Borrower for an amount up to 95% of the Uncollected Value of the Accounts Receivable insured thereby or such lower percentage as Insurer may stipulate, and (b) any replacement, substitution or extension of, or amendments to, such insurance policy (and all endorsements and other agreements, documents and instruments relating thereto) issued by Insurer to Borrower and acceptable to the Agent.

“Policy Proceeds” means the proceeds paid by the Insurer on an Assigned Receivable submitted for payment under the Policy.

“Preparation Date” means each date on which Borrower presents a Borrowing Notice pursuant to Section 2.02.

“Program” means the program for Transferor’s contribution, and Borrower’s acceptance as a capital contribution, of certain of Transferor’s Accounts Receivable, as contemplated by the Program Documents.

“Program Agreements” means each of this Agreement, the TCA and the Servicing Agreement, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Program Documents” means each Program Agreement, the Financing Statements, the Control Agreement, each Remittance Report, each Receivables Report, each Borrowing Notice, Borrower Collateral Disclosure Certificate, Transferor Collateral Disclosure Certificate, the Lockbox Control and Intercreditor Agreement and all other agreements, documents, or instruments entered into in connection with any of the foregoing as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Program Termination Date” means the earlier of (a) the second anniversary of the Closing Date and (ii) the date on which the Commitment is terminated in accordance with Section 2.06.

“Public Accountants” means KPMG, LLP or other nationally recognized independent registered public accounting firm acceptable to the Agent.

“Receivables Report” has the meaning given such term in the Servicing Agreement.

“Register” is defined in Section 10.09(d).

“Related Rights and Property” means, with respect to an Account Receivable and in each case whether now existing or hereafter acquired or arising, (a) all of Obligee’s interest in all goods represented by such Account Receivable and in all goods returned by, or reclaimed, repossessed, or recovered from, the Account Debtor; (b) all of Obligee’s Books and Records relating to such Account Receivable; (c) all of Obligee’s rights in and to (but not its obligations under) the Underlying Contract; (d) all accounts, instruments, general intangibles, documents, chattel paper, and letter of credit rights related to such Account Receivable; (e) all of the Collections or payments received and all of Obligee’s rights to receive payment and Collections on such Account Receivable; (f) all of Obligee’s rights as an unpaid lienor or vendor of such goods; (g) all of Obligee’s rights of stoppage in transit, replevin, and reclamation relating to such goods or Account Receivable; (h) all of Obligee’s rights in and to all security for such goods or the payment of such Account Receivable and guaranties thereof; (i) any collections or casualty insurance proceeds or proceeds from any trade receivables or other insurance (including, without limitation, Policy Proceeds) collected or paid on account of such Account Receivable or any of the foregoing; and (j) all of Obligee’s rights against third parties with respect thereto; but excluding any right to payment of interest or finance charges with respect to any Account Receivable.

“Remittance Report” means a report substantially in the form of Exhibit D, as the same may be amended, restated, supplemented, or otherwise modified from time to time, or such other form acceptable to the Agent.

“Required Lenders” means, at any time, the holders of more than 50% of (a) until the initial Borrowing Date, the Commitments then in effect and (b) thereafter, the sum of the aggregate unpaid amount of the Advances then outstanding.

“Sanmina Accounts” means (i) the account of Sanmina at Bank of America (ABA 11100012), Account no. 3752030516 and (ii) the account of Sanmina-SCI Systems de Mexico, S.A. de C.V. at Bank of America (ABA 121000358), Account No. 12335-05980.

“Sanmina Lock-Box” means (i) the lock-box account of Sanmina, Lockbox 848413, 1401 Elm Street, 5th floor, Dallas, Texas 75202, and (ii) the lock-box account of Sanmina-SCI Systems de Mexico, S.A. de C.V., Lockbox 849952, 1850 Gateway Blvd., Concord, CA 94520.

“S&P” means Standard & Poor’s Rating Group, a division of McGraw Hill, Inc.

“Scheduled Maturity Date” means, with respect to any Account Receivable, the scheduled due date for payment of such Account Receivable as stipulated in the contract, purchase order, draft or invoice, as the case may be, which shall not be greater than 90 days after invoice date, as extended from time to time in accordance with this Agreement.

“Senior Officer” means (a) with respect to any Person which is a corporation, limited liability company, or limited partnership which has duly appointed officers, such Person’s president, vice president, treasurer, secretary, general counsel, controller, chief executive officer, and chief financial officer, (b) with respect to any Person which is a member managed limited liability company and which has no duly appointed officers, any member of such Person, (c) with respect to any Person which is a manager managed limited liability company, any manager of such Person which is authorized to act alone on behalf of such Person, and (d) with respect to any

Person which is a limited partnership and which has not duly appointed officers, any general partner of such limited partnership.

“Servicer” means Sanmina-SCI Corporation, as initial Servicer, or any successor servicer selected as provided in the Program Documents.

“Services” has the meaning given such term in Section 2.01 of the Servicing Agreement.

“Servicing Agreement” means the Servicing Agreement dated as of even date herewith between Servicer and Borrower, as amended, restated, supplemented or otherwise modified from time to time.

“Servicing Agreement Termination Event” has the meaning given such term in Section 4.01(c) of the Servicing Agreement.

“Servicing Fee” has the meaning given such term in Section 3.01 of the Servicing Agreement.

“Settlement Date” means each Business Day commencing on the date hereof until termination of this Agreement.

“Standard Terms” means, with respect to any Account Debtor, the terms and conditions related to the Transferor’s selling and shipping of its products to such Account Debtor.

“Subservicer” means any Person to which the Servicer from time to time may delegate all or any part of its servicing obligations under Section 2.09 of the Servicing Agreement.

“Subservicing Agreement” means any written contract between the Servicer and any Subservicer relating to the servicing or administration of all or any portion of the Receivables.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the such Person.

“TCA” means that certain Receivables Transfer and Contribution Agreement of even date herewith by and between Transferor and Borrower, as amended, restated, supplemented or otherwise modified from time to time.

“Termination Event” has the meaning set forth in Section 6.01.

“Tranche”:  Tranche A or Tranche B or any additional tranche(s), if any, relating to New Eligible Obligors, as the case may be, comprising the Tranche A Commitment or the Tranche B Commitment or Receivables of such New Eligible Obligors, as the context may require, and the related rights in respect of such Receivables.

“Tranche A Advance”:  means Advances made with respect to the Tranche A.

“Tranche A Collections”:  Collections in respect of Tranche A Receivables.

“Tranche A Collection Accounts”:  as defined in Schedule 1.1B.

“Tranche A Commitment”:  the Commitment of the Lenders to make a Tranche A Advance.  With respect to any Lender, the Tranche A Commitment is the obligation of such Lender to make a Tranche A Advance hereunder in an aggregate principal amount at any one time outstanding not to exceed the product of such Lender’s Tranche A Commitment Percentage and the Tranche A Commitment for all Lenders.

“Tranche A Commitment Percentage”:  as to any Lender, the percentage set forth in Schedule 1.1C hereto (or if, at any time after the initial Borrowing Date, if all of the Lenders’  Tranche A Commitments have been reduced to zero, the percentage which the aggregate amount of such Lender’s Tranche A Advance then outstanding constitutes of the aggregate amount of Lenders’  Tranche A Advances then outstanding).

“Tranche A Eligible Obligor”:  as defined in Schedule 1.1E.

“Tranche A Receivable”:  an Assigned Receivable arising from a sale of Goods to the Tranche A Eligible Obligors.

“Tranche B Advance”:  means Advances made with respect to the Tranche B.

“Tranche B Collections”:  Collections in respect of Tranche B Receivables.

“Tranche B Collection Accounts”:  as defined in Schedule 1.1B.

“Tranche B Commitment”:  the Commitment of the Lenders to make a Tranche B Advance.  With respect to any Lender, the Tranche B Commitment is the obligation of such Lender to make a Tranche B Advance hereunder in an aggregate principal amount at any one time outstanding not to exceed the product of such Lender’s Tranche B Commitment Percentage and the Tranche A Commitment for all Lenders.

“Tranche B Commitment Percentage”:  as to any Lender, the percentage set forth in Schedule 1.1C hereto (or if, at any time after the initial Borrowing Date, if all of the Lenders’  Tranche B Commitments have been reduced to zero, the percentage which the aggregate amount of such Lender’s Tranche B Advance then outstanding constitutes of the aggregate amount of Lenders’  Tranche B Advances then outstanding).

“Tranche B Eligible Obligor”:  as defined in Schedule 1.1E.

“Tranche B Receivable”:  an Assigned Receivable arising from a sale of Goods to the Tranche B Eligible Obligor.

“Transferred Receivable” means an Account Receivable that was (or was purported to be) purchased by Borrower or contributed to Borrower as a capital contribution under and in accordance with the terms of the TCA.

“Transferee” means any Assignee or Participant.

“Transferor” means Sanmina-SCI Corporation.

“Transferor and Servicer Obligations” means all Indebtedness, liabilities, covenants, duties and other obligations of the Transferor to the Borrower and of the Servicer to the Borrower included or arising from time to time under the TCA or the Servicing Agreement, as the case may be, or any other Program Document, including, without limitation, Section 2.7, Section 5.2(h) and Section 7.1 of the TCA, Section 7.01 of the Servicing Agreement, and such other fees, costs, attorneys’ fees, and indemnification amounts, direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several thereunder.

“Transferor Collateral Disclosure Certificate” means that certain certificate, delivered by the Transferor to Borrower required by Section 4.1(a) of the TCA and substantially in the form of Exhibit B thereto.

“UCC” means Article 9 of the Uniform Commercial Code in any applicable jurisdiction.

“Uncollected Value” means, with respect to a Transferred Receivable, the outstanding principal amount of such Transferred Receivable, after giving effect to any payments which have been made on the principal portion of such Transferred Receivable, less any Deductions or other downward adjustments of the principal amount of such Transferred Receivable reflected in the Books and Records of the Transferor or Servicer; provided that for the avoidance of doubt, the Uncollected Value of any Transferred Receivable shall not include any unaccrued, accrued, paid, or unpaid interest, or other extraneous costs and expenses relating to such Transferred Receivable.

“Underlying Contract” means, with respect to any Account Receivable, any and all contracts, understandings, instruments, agreements, leases, invoices, notes or other writings in whatever form pursuant to which such Account Receivable arises or which evidences such Account Receivable or under which the applicable Obligor becomes or is obligated to make payment in respect of such Account Receivable.

“Unmatured Termination Event” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become a Termination Event.

“Unused Commitment” means, at the time of determination, the amount, if any, by which the Commitment for a Tranche exceeds the outstanding Advances in such Tranche.

Section 1.02.                             Accounting Terms and Determinations. Unless otherwise specified herein, all terms of an accounting character used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP, as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Public Accountants or otherwise required by a change in GAAP) with the most recent audited consolidated financial statements of the Transferor and its Subsidiaries delivered to the Agent.

Section 1.03.                             References. Unless otherwise indicated, references in this Agreement to “articles,” “exhibits,” “schedules,” “sections,” and other subdivisions are references to articles, exhibits, schedules, sections and other subdivisions hereof.

Section 1.04.                             Use of Defined Terms. All terms defined in this Agreement shall have the same defined meanings when used in any of the other Program Documents, unless otherwise defined therein or unless the context shall require otherwise. The terms “accounts,” “chattel paper,” “instruments,” “general intangibles,” “inventory,” “equipment,” and “fixtures,” as and when used herein and in the other Program Documents, shall have the same meanings given such terms under the UCC.

Section 1.05.                             Terminology. The terms “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any of the Program Documents shall include any and all amendments or modifications thereto and any and all restatements, extensions or renewals thereof. All references to any Person shall mean and include the successors and permitted assigns of such Person. All references to “including” and “include” shall be understood to mean “including, without limitation.” All references to the time of day shall mean the time of day on the day in question in New York, New York, unless otherwise expressly provided in this Agreement. An Unmatured Termination Event or a Termination Event shall be deemed to exist at all times during the period commencing on the date that such Unmatured Termination Event or Termination Event occurs to the date on which such Unmatured Termination Event or Termination Event is waived in writing pursuant to this Agreement or, in the case of an Unmatured Termination Event, is cured within any period of cure expressly provided in this Agreement; and a Termination Event shall “continue,” be “continuing,” or “in existence” until such Termination Event has been waived in writing by the Agent or cured. Whenever the phrase “to the best of Borrower’s knowledge” or words of similar import relating to the knowledge or the awareness of any Borrower are used herein, such phrase shall mean and refer to the actual knowledge of a Senior Officer of Borrower. All references to “acceptable” or “satisfactory” shall, unless expressly provided otherwise, be deemed to mean “reasonably acceptable” or “reasonably satisfactory.” All calculations of money values shall be in Dollars or Euros, all Advances made hereunder shall be funded in Dollars or Euros, and all amounts payable in respect of any of the Obligations shall be paid in Dollars or Euros, in each case as applicable. To the extent any party hereto shall have the right to consent to the taking of any action hereunder, such consent shall not be unreasonably withheld or delayed (unless otherwise specifically indicated).

ARTICLE 2.
ADVANCES

Section 2.01.                             Commitment to Make Advances. Each Lender severally agrees, on the terms and subject to the conditions set forth herein, on each Borrowing Date during the Availability Period to make (i) Tranche A Advances to Borrower in an amount not to exceed at any time outstanding the amount of its Tranche A Commitment and in an amount not to exceed at any time outstanding the Obligor Limit for each Tranche A Eligible Obligor and (ii) Tranche B Advances to Borrower in an amount not to exceed at any time outstanding the amount of its Tranche B Commitment and in an amount not to exceed at any time outstanding the Obligor Limit for each Tranche B Eligible Obligor; provided that, immediately after each such Advance is made, the Advances will not exceed the respective Tranche A or Tranche B Borrowing Base, as the case may be.  Lenders shall have no obligation to make any Advance in an amount less than the lesser of (a) $1,000,000 and (b) the relevant Unused Commitment.

Section 2.02.                             Method of Borrowing.  No later than 12:00 P.M. (New York time) on any Preparation Date, Borrower may present a Borrowing Notice to the Agent (for the avoidance of doubt it is agreed that such Borrowing Notice may be transmitted to the Agent by e-mail), and the Agent shall promptly notify each Lender thereof.  The Agent will confirm the eligibility of Receivables detailed in the Borrowing Notice not later than 10:00 a.m. on the next succeeding Business Day and shall send to the Servicer and to each Lender an Advance Calculation Notice setting forth a calculation of the related Advance.  Not later than 12:00 p.m. (New York time), on the relevant Borrowing Date, each Lender shall make available to the Agent an amount in immediately available funds in Dollars or Euros, as the case may be, equal to the relevant Advance by credit to the Payment Account of the Agent with the aggregate of the amount of the Advances.  The Agent shall, upon satisfaction of the conditions precedent to such Advances, transfer, in immediately available funds to the accounts designated by the Borrower, an amount equal to the aggregate of the amounts of the Advances made available to Agent by Lenders by no later than 12:00 p.m. (New York time). The failure of any Lender to make any Advance required to be made by it hereunder shall not relieve any other Lender of its obligations hereunder.  The Dollar equivalent of any Receivable denominated in Euros shall be determined for purposes of the Borrowing Notice by the Agent at the spot rate of exchange of Deutsche Bank AG at 11:00 a.m. (New York time) on the date of the Borrowing Notice.  The Euro equivalent of any Obligor Limit or of the Commitments shall be determined on any date of determination by the Agent at the spot rate of exchange of Deutsche Bank AG at 11:00 a.m. (New York time) on such date of determination.

Section 2.03.                             Final Payment of Aggregate Advances.  All of the Obligations shall mature, and the principal amount thereof will be due and payable, on the Final Payment Date, unless the Obligations will be due and payable prior thereto by reason of the provisions of this Agreement.

Section 2.04.                             Interest Rate.

(a)                                  The Aggregate Advances outstanding from time to time shall bear interest until paid at a rate of interest per annum equal to the applicable Interest Rate.  Interest shall be calculated on an assumed year of 360 days for the actual number of days elapsed. Accrued but unpaid interest shall be due and payable, in arrears, on each Interest Settlement Date other than the initial Settlement Date. In no event may the applicable Interest Rate, or the amount of interest paid on the Aggregate Advances, exceed the maximum rate of interest permitted by law.  Accrued Commitment Fee shall be invoiced in arrears by the Agent on the third Business Day of each fiscal quarter of Sanmina-SCI Corporation.

(b)                                 After the occurrence and during the continuance of a Termination Event, the Aggregate Advances shall bear interest at the Default Rate from the date of such Termination Event, which date shall be deemed to be the date on which such Termination Event occurred and not the date such Termination Event is discovered or otherwise made known to any Person.

(c)                                  All funds received by the Agent in payment of interest in respect of the Tranche A Advances shall be applied hereunder to pay interest in respect of the Tranche A Advances.  All funds received by the Agent in payment of interest in respect of the Tranche B Advances shall be applied hereunder to pay interest in respect of the Tranche B Advances.  To the extent funds have been deposited in the Payment Account by the

Servicer for the purpose of paying interest on the Tranche A Advances or the Tranche B Advances, the Agent agrees to apply such funds in a manner consistent with this Section 2.04(c).

Section 2.05.                             Fees.  (a)  Borrower shall pay to the Agent on the Closing Date the Arrangement Fee and, on a quarterly basis in arrears, the Commitment Fee.  Borrower shall pay, or cause to be paid, all other payments, fees, charges, indemnities and expenses required to be paid to Agent, Lenders, Servicer and any other person to whom such payments, fees, charges, indemnities and expenses are payable by Borrower in accordance with the Program Documents.

(b)                                 Borrower agrees to pay to the Agent for the period from and including the date hereof through the Facility Termination Date for the ratable benefit of the Lenders (1), a non-refundable fee (the “Tranche A Commitment Fee”) equal to 0.25% per annum on the excess of (i) the Tranche A Commitments over (ii) the outstanding amount of the Tranche A Advances on each day during each fiscal month; (2) a non-refundable fee (the “Tranche B Commitment Fee”) equal to 0.75% per annum on the excess of (i) the Tranche B Commitments over (ii) the outstanding amount of the Tranche B Advances on each day during each fiscal month.  The Tranche A Commitment Fee and the Tranche B Commitment Fee shall be calculated on a daily basis, invoiced on the third Business Day, and payable in arrears on the fifth Business Day, of each fiscal quarter of Sanmina-SCI Corporation occurring after the initial Borrowing Date, and on the Facility Termination Date.

Section 2.06.                             Termination of Commitment.

(a)                                  The Lenders may terminate the Commitment following the occurrence and continuation of a Termination Event described in Section 6 hereof; provided, however, such termination shall not in any way affect or relieve the liability of Borrower to pay all of the Obligations.

(b)                                 The Commitment shall terminate in full no later than the Program Termination Date.

Section 2.07.                             Repayment of the Aggregate Advances.

(a)                                  Before the Final Payment Date, Borrower shall have no obligation to repay any principal amount of the Aggregate Advances, except as otherwise provided herein.

(b)                                 If on any Settlement Date the aggregate principal amount of the Advances exceeds the Borrowing Base, Borrower shall repay to the Agent for the account of the Lenders such amounts which are necessary so that the outstanding principal amount of the Advances, after giving effect to such payment, shall not exceed the applicable Borrowing Base.

(c)                                  Borrower shall cause all cash or cash equivalent amounts received by Borrower on account of the Transferor’s reacquisition of any Designated Receivable to be deposited directly into the Collection Accounts pursuant to the TCA, without setoff, counterclaim, or any other deduction, and applied in accordance with Section 2.08.

(d)                                 Each Lender acknowledges and agrees that the Transferor shall not be liable for any Obligation of Borrower hereunder.

(e)                                  All Policy Proceeds, if any, received by the Borrower or the Agent shall be deposited to the appropriate Collection Account and, in the event the Borrower receives such Policy Proceeds directly, the Borrower shall notify the Insurer to make any Policy Proceeds payment directly to the appropriate Collection Account.

Section 2.08.                             Settlement Procedures.

(a)                                  Except as set forth in Section 2.08(b), on each Settlement Date Collections on Assigned Receivables (including Policy Proceeds on deposit in the Collection Accounts), shall be withdrawn from the Collection Accounts and applied by Servicer in the following order (and in no other order without the Agent’s prior written consent until the amounts due and payable in each category are fully paid): (i) first, to the Payment Account, an amount equal to the interest accrued on Advances through and including the preceding Business Day; (ii) second, any Servicing Fees accrued through such Settlement Date shall be paid to Servicer; (iii) third, an amount equal to the Borrowing Base Deficit (calculated before giving effect to any Receivables that became Assigned Receivables on such Settlement Date and the amount of the Advance (if any) being made on such Settlement Date) shall be paid to the Payment Account and applied by the Agent to reduce the outstanding principal amount of the respective Advances;  (iv) fourth, to Borrower, any remaining funds.  Notwithstanding clause third of the preceding sentence, Collections on deposit in the Collection Account on any Settlement Date that are payable pursuant to clause third may be netted and set-off by the Servicer against the Advance, if any, to be made on such Settlement Date.  Any amounts applied by Servicer pursuant to the preceding sentence to satisfy Lenders’ obligation to make new Advances on any Settlement Date shall be deemed to have been paid to Lenders in reduction on the outstanding principal amount of the Advances on such Settlement Date.

(b)                                 At all times after the Program Termination Date, on each Settlement Date all Collections on Assigned Receivables (including all Policy Proceeds on deposit in the Collection Accounts) shall be withdrawn from the Collection Account and applied by Servicer in the following order (and in no other order without the Agent’s prior written consent until all amounts due and payable within each category are fully paid): (i) first, to the Agent to pay the amount of any fees and expenses (including but not limited to fees and expenses of its counsel) that have not been paid or reimbursed to the Agent or the Lenders that are payable by Borrower in accordance with the terms of this Agreement or the other Program Documents, together with any interest accrued thereon; (ii) second, to the Agent for any indemnities owed by Borrower to the Agent or the Lenders under this Agreement or the other Program Documents; (iii) third, to the Agent in payment of accrued interest accrued in respect of the Aggregate Advances through and including the preceding Business Day;  (iv) fourth, to the Agent in payment of the principal of the Aggregate Advances; and (v) fifth, to Borrower.

Section 2.09.                             Pro Rata Treatment and General Provisions Regarding Payments.

(a)                                  The borrowings by Borrower from Lenders hereunder and each payment by Borrower on account of any Commitment Fee shall be made pro rata according to the respective Tranche A Commitment Percentages or Tranche B Commitment Percentages, as applicable, of Lenders.

(b)                                 Each payment (including each prepayment) by Borrower on account of principal of and interest on the Tranche A Advances shall be made pro rata according to the respective outstanding principal amounts of the Tranche A Advances then held by Lenders.  Each payment (including each prepayment) by Borrower on account of principal of and interest on the Tranche B Advances shall be made pro rata according to the respective outstanding principal amounts of the Tranche B Advances then held by Lenders.

(c)                                  All payments (including prepayments) to be made by Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 1:00 p.m., New York City time, on the due date thereof to the Payment Account, in Dollars or in Euros (as the case may be) and in immediately available funds. The Agent shall distribute such payments to Lenders promptly upon receipt in like funds as received.  If any payment hereunder becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding sentence, interest thereon shall be payable at the then applicable rate during such extension.

Section 2.10.                             Collection Accounts and Lock-Box. Borrower shall establish and, until the Program Termination Date, continuously maintain, the Collection Accounts and the Lock-Box, (which commencing on the Collection Account Effective Date shall be the Tranche A and Tranche B Collection Accounts and, commencing on the Lock-Box Effective Date, the Lock-Box) into which the Transferor, the Servicer, and/or Borrower shall cause all Account Debtors of the Assigned Receivables to remit all cash, checks, drafts, items and other instruments for the payment of money which it now has or may at any time hereafter receive in full or partial payment on or collection of the Assigned Receivables or the proceeds of the Assigned Receivables, it being understood that (i) commencing on the Collection Account Effective Date, the Borrower (directly or through the Servicer) shall instruct all Account Debtors that pay by wire transfer of funds, automated clearing house (“ACH”) entries, credits from merchant card transactions and other electronic fund transfers to make such payments directly to the relevant Collection Account, although such Account Debtors may continue to pay to the Sanmina Accounts during the Collection Account Ramp-Up Period provided such Sanmina Accounts are swept daily into the Collection Accounts, and (ii) from the Lock-Box Effective Date and commencing thereon, the Borrower (directly or through the Servicer) shall instruct all Account Debtors that pay by check, draft or other instruments to make such payments directly to the Lock-Box, although such Account Debtors may continue to pay to the Sanmina Lock-Box during the Lock-Box Ramp-Up Period.  In the event any items of payment on any Assigned Receivables are inadvertently received by Borrower or any other Person, whether or not in accordance with the terms of this Agreement or any other Program Document, Borrower or such other Person shall be deemed to hold the same in trust for the benefit of the Agent and shall promptly deposit such items of payment in the Collection Accounts without setoff, counterclaim, or other deduction.  Amounts paid into the Lock-Box will be credited thereto in accordance with the terms and conditions of the lock-box agreement between the Borrower and Deutsche Bank Trust Company Americas.

Section 2.11.                             Designation of New Eligible Obligors.  (a)  If the Borrower wishes to designate a Contingent Eligible Obligor as an Eligible Obligor (a “New Eligible Obligor”), it shall first notify the Agent of the designation of such customer as a New Eligible Obligor.  Subject to (i) the prior written consent of the Required Lenders to the addition of such New Eligible Obligor, (ii) determination of the applicable Obligor Limits and Applicable Margin for such New Eligible Obligor by Required Lenders, (iii) compliance with the requirements for perfection of the ownership and security interest in the Receivables arising from sales to such Eligible Obligor, and legal opinions, in each case in form and substance satisfactory to the Agent and the Lenders, and (iv) fulfillment by each Lender of the procedures specified in Section 2.11(b), such customer shall be deemed to be an Eligible Obligor for all purposes of this Agreement and the other Program Documents.  The Borrower shall use its reasonable commercial efforts, consistent with its obligations of confidentiality, to provide such information concerning the New Eligible Obligors and their contractual relations with the Transferor as the Agent may reasonably request.

(b)                                 In connection with its designation of a Contingent Eligible Obligor as a New Eligible Obligor hereunder, the Borrower shall request the establishment of Commitments in respect of such Contingent Eligible Obligor in an amount that, when added together with the then existing Commitments does not exceed $250,000,000.  At the time of sending such request, the Borrower (in consultation with the Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than 15 Business Days from the date of delivery of such request to the Lenders).  Each Lender shall determine, in its sole discretion, whether it will establish a Commitment in respect of such New Eligible Obligor, and shall notify the Agent within such time period whether or not it agrees to establish such a Commitment, it being understood that each Lender must agree to establish a Commitment for such New Eligible Obligor in an amount equal to its pro rata share of such requested amount for the Commitment to take effect with respect to such Lender; provided, however, that if any Lender declines to establish a Commitment accordingly (any such Lender being a “Non-Increasing Lender” with respect to such New Eligible Obligor), the other Lenders may agree to increase their Commitments in respect of such New Eligible Obligor by an aggregate amount equal to the full amount of what would have been such Non-Increasing Lender’s pro rata share of the requested increase (no such increase by the other Lenders being permitted in an aggregate amount of less than the full amount of such pro rata share).  Any Lender not responding within such time period shall be deemed to have declined to establish a Commitment for such New Eligible Obligor and shall constitute a Non-Increasing Lender with respect to such New Eligible Obligor.

(c)                                  If the Lenders agree to increase the Commitments in accordance with this Section, the Agent and the Borrower shall determine the effective date of such increase (an “Increase Effective Date”) and promptly notify the Lenders thereof.  As a condition precedent to such increase, the Borrower shall deliver to the Agent a certificate (i) certifying that before and after giving effect to such increase, the representations and warranties contained in Article 4 are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date and (ii) no Termination Event or Unmatured Termination Event exists.  The Agent shall distribute an amended Schedule 1.1E (which shall be deemed incorporated into this Agreement) to reflect the changes therein resulting from such increase.

(d)                                 If the Borrower wishes to increase the Obligor Limits in respect of one or more Eligible Obligors from time to time, subject to (i) the prior written consent of the Lenders to the increase, and (ii) determination of the applicable Obligor Limits, the newly approved Obligor Limit shall be effective for all purposes hereunder.  The Agent shall distribute an amended Schedule 1.1E (which shall be deemed incorporated into this Agreement) to reflect the changes therein resulting from such increase.

In connection with the request for an increase in Obligor Limits, at the time of sending such request, the Borrower (in consultation with the Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than 15 Business Days from the date of delivery of such request to the Lenders).  Each Lender shall determine, in its sole discretion, whether it will agree to such increase, and shall notify the Agent within such time period whether or not it agrees to establish such a new Obligor Limit, it being understood that each Lender must agree in order for such new Obligor Limit to take effect.

(e)                                  Under the terms of the Revolving Trade Receivables Purchase Agreement dated as of June 26, 2008 (the “Sanmina Foreign Facility”) among the Agent, Sanmina-SCI Corporation and affiliates of Sanmina-SCI Corporation, the Originators thereunder are entitled to reduce their available Purchaser’s Investment Limit.  In the event that the Originators under the Sanmina Foreign Facility reduce the Purchaser’s Investment Limit thereunder, then the Agent shall increase the Commitments hereunder by a corresponding amount, subject in all events to the Obligor Limits and other terms and conditions hereunder.

Section 2.12                                Evidence of Debt.  The Agent, on behalf of Borrower, shall maintain the Register pursuant to Section 10.09(d), and a subaccount therein for each Lender, in which shall be recorded (i) the identity of each Lender, (ii) the amount of each Advance made hereunder and any Note evidencing such Advance, (iii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder and (iv) both the amount of any sum received by the Agent hereunder from Borrower and each Lenders’ share thereof.

ARTICLE 3.
COLLATERAL

Section 3.01.                             Grant of Security Interest. As security for the payment of all Obligations, Borrower hereby grants to the Agent on behalf of the Lenders a security interest in and to all of the Assigned Receivables and the Related Rights and Property with respect to the Assigned Receivables, the Collection Accounts, the Lock-Box and all products and/or proceeds of any and all of the foregoing.  The Agent agrees that the security interest of the Agent in any funds distributed to the Borrower pursuant to Section 2.08(a)(iv) or 2.08(b)(vi) shall be automatically released.

Section 3.02.                             Further Assurances.  At the request of Agent, Borrower shall duly execute and/or deliver (or cause to be duly executed and/or delivered) to the Agent any instrument, agreement, invoice, document, document of title, dock warrant, dock receipt, warehouse receipt, bill of lading, order, Financing Statement, assignment, waiver, consent or other writing which may be reasonably necessary to the Agent to carry out the terms of this Agreement or any of the other Program Documents and to perfect its and its assignee’s security interest or intended security interest in and facilitate the collection of the Collateral by Servicer, the proceeds thereof, and any other property at any time constituting security or intended to constitute security to the Agent for the benefit of the Lenders. Borrower shall perform or cause to be performed such acts as the Agent may request to establish and maintain for the Agent for the benefit of the Lenders a valid and perfected security interest in the Collateral, free and clear of any Liens except Permitted Encumbrances.

Section 3.03.                             Termination of Security Interest.  The Agent agrees that it shall, upon the full and final payment and performance of all Obligations (other than contingent and indemnification Obligations not then due and payable) and the termination of the Commitment, at Borrower’s cost and expense and at the Borrower’s written direction, execute and deliver such documents, agreements, or instruments delivered to it by Borrower for execution which are necessary to terminate and release all Liens on the Collateral arising pursuant to the Program Documents.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to the Agent and the Lenders that:

Section 4.01.                             Entity Existence and Power. Borrower is a limited liability company duly formed, validly existing, and in good standing under the laws of the State of Delaware, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, and has all limited liability company powers and all governmental licenses, authorizations, consents and approvals required to own its assets (including but not limited to the Accounts Receivables) and to carry on its business as now conducted.

Section 4.02.                             Entity and Governmental Authorization; No Contravention.  Borrower’s execution, delivery, and performance of this Agreement, and the other Program Documents to which it is a party (i) are within Borrower’s limited liability company powers, (ii) have been duly authorized by all necessary limited liability company action, and have been executed on behalf of Borrower by duly authorized officers, require no action by or in respect of or filing with, any Governmental Authority, (iii) do not contravene, or constitute a default under, any provision of applicable law or regulation or of Borrower’s organizational documents or of any agreement, judgment, injunction, order, decree, or other instrument binding upon Borrower, and (iv) do not result in the creation or imposition of any Lien on any asset of Borrower except as created by the Program Documents.

Section 4.03.                             Litigation. There is no action, suit or proceeding pending or, to Borrower’s knowledge, threatened against or affecting Borrower before any Governmental Authority.

Section 4.04.                             Binding Effect. This Agreement constitutes a valid and binding agreement of Borrower enforceable in accordance with its terms, and the other Program Documents, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of Borrower enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights generally or by general principals of equity.

Section 4.05.                             Margin Stock. Borrower is not engaged principally, or as one of its important activities, in the business of purchasing or carrying any Margin Stock, and no part of the proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, or be used for any purpose which violates, or which is inconsistent with, the provisions of Regulation T, U, or X.

Section 4.06.                             Good Title; Perfection. Borrower is the legal and beneficial owner of the Assigned Receivables and their Related Rights and Property, free and clear of any Lien, except Permitted Encumbrances. There have been duly filed all Financing Statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Borrower’s ownership in each Assigned Receivable and their Related Rights and Property (to the extent such Related Rights and Property may be perfected by the filing of Financing Statements under the UCC).

Section 4.07.                             Compliance with Laws. Borrower is in compliance with all applicable laws, regulations and similar requirements of Governmental Authorities, except where the necessity of such compliance is being contested in good faith through appropriate proceedings diligently pursued and except where failure to comply would not have and could not reasonably be expected to cause a Material Adverse Effect.

Section 4.08.                             Investment Company Act. Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.09.                             No Termination Event. No Unmatured Termination Event or Termination Event has occurred and is continuing.

Section 4.10.                             Insolvency. After giving effect to the execution and delivery of the Program Documents and the incurrence of the Obligations under this Agreement, Borrower will not be “insolvent,” as such term is defined in Section 101 of the Bankruptcy Code.

Section 4.11.                             Capital Structure. Borrower’s sole membership interest is legally and beneficially owned by Sanmina-SCI Corporation, free and clear of any Lien; such membership interest has been validly issued, fully paid, and are nonassessable; and there are no options, warrants, or other rights to acquire any Borrower membership interest. Borrower has no Subsidiaries.

Section 4.12.                             Collateral Information.  The location of Borrower’s Books and Records relating to the Assigned Receivables, the state of formation of Borrower, and Borrower’s organizational identification number, each as of the Closing Date, are identified in Borrower’s Collateral Disclosure Certificate. The information relating to the Sanmina Collection Accounts and the Sanmina Lock-Box is true and correct in all respects.

Section 4.13.                             Nature of Assigned Receivables. Each Assigned Receivable constitutes an “account,” or “general intangible,” as such terms are defined in the UCC.

Section 4.14.                             Full Disclosure. All written information heretofore furnished by or on behalf of Borrower to the parties hereto for purposes of or in connection with this Agreement, the other Program Documents, the Program, or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by Borrower, Servicer or the Transferor to the parties hereto will be, true, accurate, and complete in every material respect on the date such information is stated or certified and does not and will not contain any material misstatement of fact.  Borrower has disclosed to Agent in writing any and all facts of which it has knowledge and which could reasonably be expected to have or cause a Material Adverse Effect.

Section 4.15.                             Survival of Representations and Warranties.  Borrower covenants, warrants, and represents to the Agent and the Lenders that all of Borrower’s representations and warranties contained in this Agreement or any of the other Program Documents shall be true at the time of the execution of this Agreement and the other Program Documents and shall survive the execution, delivery, and acceptance thereof by the Agent and the Lenders and the other parties thereto and the closing of the transactions described therein or related thereto.

Section 4.16.                             Restating of Representations and Warranties. Each of the representations and warranties of Borrower contained herein shall be made as of the Closing Date and shall be deemed restated and made by Borrower on the date each Advance is made.

ARTICLE 5.
COVENANTS

Borrower agrees that, until the Program Termination Date, Borrower shall comply with the covenants set forth in this Article 5:

Section 5.01.                             Information.  Borrower will deliver, or cause to be delivered, to the Agent:

(a)                                  promptly, but in any event within five Business Days after Borrower becomes aware of the occurrence of any Unmatured Termination Event or Termination Event, a certificate of a Senior Officer of Borrower setting forth the details thereof and the action which Borrower is taking or proposes to take with respect thereto;

(b)                                 promptly upon receipt, a copy of any correspondence or notices received from the Insurer regarding the Policy;

(c)                                  written notice of the following:

(i)                                     promptly after Borrower’s learning thereof, of (A) the commencement of any litigation affecting Borrower or any of its assets, whether or not the claim is considered by Borrower to be covered by insurance, and (B) the institution of any administrative proceeding against Borrower;

(ii)                                  promptly after the rendition thereof, of any judgment rendered against Borrower;

(iii)                               promptly after Borrower’s learning thereof, of any default by Borrower under any note, indenture, loan agreement, mortgage, lease, deed, guaranty, or other similar agreement relating to any Indebtedness of Borrower;

(iv)                              promptly after Borrower’s learning thereof, of any default by Borrower, Servicer or Transferor under any Program Documents to which any of them is a party;

(v)                                 promptly after Borrower’s learning thereof, of the occurrence of (A) any default by the Transferor under any note, indenture, loan agreement, mortgage, lease, deed, guaranty, or other similar agreement relating to any Indebtedness of Transferor or any of its Subsidiaries (other than Borrower) in an aggregate amount greater than $50,000,000.00 and (B) any judgment rendered against Transferor or any of its Subsidiaries (other than Borrower) in an aggregate amount greater than $5,000,000.00 (in excess of any insurance coverage); and

(vi)                              promptly after Borrower’s learning thereof, any other development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.02.                             Maintenance of Existence and Management. Borrower shall maintain (i) its existence and carry on its business in substantially the same manner as such business is now carried on and maintained; (ii) its organizational documents and not permit any amendment or other modification to Sections 7, 9(e) and 11 of the Limited Liability Company Agreement of the Borrower as in effect on the date hereof without the prior written consent of Agent; and (iii) a duly appointed manager or one or more duly appointed or elected officers with the requisite authority to effect Borrower’s compliance with the Program Documents.

Section 5.03.                             Compliance with Laws; Payment of Taxes. Borrower will comply with applicable laws, except where the necessity of such compliance is being contested in good faith through appropriate proceedings diligently pursued and except where failure to comply would not have and could not reasonably be expected to cause a Material Adverse Effect.  Subject to funds being lawfully available therefor, Borrower will pay promptly when due all taxes, assessments, governmental charges, claims for labor, supplies, rent, and other obligations for which it is liable in each case, which, if unpaid, might become a Lien (other than Permitted Encumbrances) against Borrower’s property, except liabilities being contested in good faith and against which Borrower will set up reserves in accordance with GAAP.

Section 5.04.                             Maintenance of the Policy.  Borrower shall cooperate with the Agent to maintain the Policy in full force and effect at all times, cooperate with the Agent and the Insurer in the administration of the Policy and the submitting of claims thereunder.  The Borrower, or Servicer on behalf of the Borrower, shall be obligated to take all necessary action to claim under the Policy in accordance with the terms of the Policy not later than 10 days after the end of the applicable waiting period specified in the Policy.

Section 5.05.                             Separate Legal Entity. Borrower hereby acknowledges that the Agent and the Lenders are entering into the transactions contemplated by this Agreement and the other Program Documents in reliance upon Borrower’s identity as a legal entity separate from any other Person. Therefore, from and after the date hereof, Borrower shall take all reasonable steps to continue Borrower’s identity as a separate legal entity and to make it apparent to third Persons that Borrower is an entity with assets and liabilities distinct from those of any other Person, and is not a division of any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, Borrower will take and continue to take all actions described in the opinion of Baker & McKenzie delivered on the Closing Date to avoid the substantive consolidation of Borrower with the Transferor and will comply with the provisions of Borrower’s certificate of formation and limited liability company agreement.

Section 5.06.          Payment of Fees. Borrower will timely pay all fees, premiums, charges, costs, and expenses, and each other Obligation, which it is required to pay under any of the Program Documents, including, without limitation, all fees associated with the establishment and maintenance of the Collection Accounts.

Section 5.07.                             Payment of Indemnities.  Borrower will timely reimburse the Agent for any indemnities owed by Borrower to Agent and the Lenders under this Agreement or the other Program Documents.

Section 5.08.                             Collection Accounts and Lock-Box.  Borrower shall take all actions necessary to preserve the Agent’s first priority security interest in the Collateral on deposit in the Collection Accounts and the Lock-Box, subject in each case to Permitted Encumbrances.

Section 5.09.                             Additional Negative Covenants. Without the Agent’s prior written consent, Borrower shall not:

(a)                                  enter into any contracts or agreements with any Person other than the Program Documents or amend, terminate, supplement, or otherwise modify any Program Document;

(b)                                 other than as contemplated in the Program Documents, make payment of dividends to its stockholder, enter into, or be a party to, any transaction with any Affiliate of Borrower, Servicer, or the Transferor; provided that any dividends or tax payments shall be paid solely out of the amounts available to the Borrower under Section 2.08(a)(iv) and shall be expressly subordinate to the Borrower’s obligations to the Lenders hereunder;

(c)                                  create or acquire any Subsidiary or engage in any business other than those businesses directly related to the Program;

(d)                                 make Investments in any Person except Permitted Investments or inter-company loans, provided that any such loans shall be made solely out of the amounts available to the Borrower under Section 2.08(a)(iv) and shall be pledged by the Borrower to the Agent to secure the Obligations hereunder;

(e)                                  create any Lien, directly or indirectly, on any Collateral, except Permitted Encumbrances, or suffer to exist any lien, directly or indirectly, on any portion of the Collateral, except Permitted Encumbrances, and such Lien is not released within 3 Business days of Borrower being aware thereof;

(f)                                    create, assume, or incur any Indebtedness, except Obligations under this Agreement or otherwise contemplated by the Program Documents;

(g)                                 issue any membership interests other than to Sanmina-SCI Corporation or permit any Person other than Sanmina-SCI Corporation to own any membership interest;

(h)                                 open or otherwise acquire actual or beneficial ownership of any deposit, savings, commodities, or securities account other than the Collection Accounts and the Lock-Box;

(i)                                     contract or enter into any agreement for any trade receivables or credit insurance or other agreement or transaction to mitigate the risk of nonpayment of any of Assigned Receivable or purchase any Accounts Receivable other than in accordance with the Program Documents;

(j)                                     suffer or permit dissolution or liquidation either in whole or in part, (ii) redeem or retire any shares of its own membership interests, (iii) merge or consolidate with any Person, or (iv) sell, lease, or otherwise transfer all or any part of the Collateral to any Person, except as contemplated by the Program Documents (but excluding sales of returned, reclaimed, replevined, or repossessed goods represented by an Assigned Receivable).

Section 5.10.                             Control of Account. The Agent agrees that it shall not exercise any right to take control of the Collection Accounts or the Lock-Box, or give any instructions to any depository bank or financial institution holding such accounts as to the disposition of funds in such accounts or as to any other matter relating to such accounts unless a Termination Event has occurred and is continuing.

ARTICLE 6.
TERMINATION EVENTS

Section 6.01.                             Termination Events. If one or more of the following events (“Termination Events”) shall have occurred and be continuing:

(a)                                  Borrower shall fail to pay when due (i) any portion or all of the principal of the Aggregate Advances, (ii) any interest on the Aggregate Advances, or (iii) any fee or other Obligations owing to the Agent or the Lenders hereunder or under the Program Documents, and in the case of the preceding clause (iii), such failure shall continue for 5 Business Days after notice thereof has been given to Borrower; or

(b)                                 Borrower shall fail to observe or perform any covenant contained in Sections 5.05 and 5.09 (excluding subsection 5.09(e)); provided, however, that if within five (5) Business Days of a Senior Officer of the Borrower becoming aware of the occurrence of any such event or events under Section 5.05, Borrower shall provide to the Agent an opinion of counsel to Borrower reasonably satisfactory to the Agent (which may be a bringdown or reaffirmation of a previously delivered opinion addressed to the Agent) in form and substance reasonably satisfactory to the Agent as to the matters set forth in paragraphs II.A.3 and II.B.3 of the form of opinion comprising Exhibit E-1 of this agreement notwithstanding the occurrence of such event or events, then such event or events shall not constitute a Termination Event hereunder; or

(c)                                  Borrower shall fail to observe or perform any covenant contained in Section 5.08(e), and such failure (whether the result of mechanical or human error) shall not have been cured within 3 Business Days after the earlier to occur of (i) written notice thereof has been given to Borrower by the Agent or any Lender or (ii) Borrower otherwise becomes aware of any such failure; or

(d)                                 Borrower shall fail to observe or perform any covenant contained in Sections 5.01(c) and 5.03; or

(e)                                  Borrower shall fail to observe or perform any covenant or agreement herein (other than those covered by paragraphs (a) through (d) above) or any Program Document and such failure shall not have been cured within 10 Business Days after the earlier to occur of (i) written notice thereof has been given to Borrower by the Agent or any Lender or (ii) Borrower otherwise becomes aware of any such failure; or

(f)                                    any representation, warranty, certification or statement made by Borrower or Transferor in this Agreement or in any certificate, financial statement, or other document delivered pursuant to this Agreement or any other Program Agreement shall prove to have been incorrect or misleading in any material respect when made (or deemed made); or

(g)                                 any Servicing Agreement Termination Event shall occur; or

(h)                                 a Borrowing Base Deficit shall have occurred and be continuing for a period in excess of three Business Days;

(i)                                     (i) the Borrower or the Transferor shall commence (or be consolidated with) any case, proceeding or other action (A) under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or the Transferor shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or the Transferor (or seek to include as consolidated parties) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 90 days; or (iii) there shall be commenced against the Borrower or the Transferor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 90 days from the entry thereof; or (iv) the Borrower or the Transferor shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or the Transferor shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(j)                                     a Lien on any Collateral (except for any Permitted Encumbrance), warrant, or writ of attachment or execution or similar process shall be ordered or issued by any Governmental Authority against any property of Borrower in any amount and such Lien on any Collateral, warrant, writ or process shall not be discharged, vacated, stayed or bonded within five days of the date of its entry; or

(k)                                  there occurs any Change of Control; or

(l)                                     the Agent shall cease to have a valid and perfected first priority security interest in the Collateral (except for any Permitted Encumbrances); or

(m)                               any Program Document shall cease, for any reason, to be in full force and effect, or the Transferor, Borrower, or Servicer shall so assert in writing or the Transferor, Borrower, or Servicer shall otherwise seek to terminate or disaffirm its obligations under any such Program Document; or

(n)                                 Borrower shall fail to cause payments with respect to the Assigned Receivables to be deposited in the Collection Accounts or the Sanmina Lock-Box or the Lock-Box, prior to the end of the Lock-Box Ramp-Up Period, in the Lock-Box following the end of the Lock-Box Ramp-Up Period or shall fail to cause payments with respect to the Assigned Receivables during the Collection Account Ramp-Up Period and the Lock-Box Ramp-Up Period to be swept into the Tranche A and Tranche B Collection Accounts; provided, however, that if such failure is a result of mechanical or human error (excluding any error arising from negligence of Borrower), then such failure shall not comprise a Termination Event if cured in three Business Days; or

(o)                                 there occurs any Material Adverse Effect in the business, assets, property, operations or condition (financial or otherwise) of the Servicer or the Borrower or the Insurer’s credit rating is downgraded by S&P to “BBB” or lower; or

(p)                                 the Transferor shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantee Obligation constituting Indebtedness) on the scheduled or original due date with respect thereto and such default continues beyond any applicable grace period; or (ii) default in making any payment of any interest on any such Indebtedness beyond any applicable grace period provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, however, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (p) shall not at any time constitute a Termination Event unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (p) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $50,000,000; or

(q)                                 An Event of Default occurs under Section 11.1(k) of the ABL, without giving effect to any termination of such agreement;

then, and in every such event, the Agent on behalf of the Lenders may (i) by notice to Borrower terminate the Commitments; (ii) by notice to Borrower declare all amounts payable hereunder and under the other Program Documents, to be, and the same shall thereupon become, immediately due and payable without presentment, demand, protest, or other notice of any kind, all of which are hereby waived by Borrower together with interest at the Default Rate accruing on the principal amount thereof from and after the date of such Termination Event; provided that if any Termination Event specified in paragraphs (i) and (j) above occurs with respect to Borrower or the Transferor, without any notice to Borrower or any other act by the Agent on behalf of the Lenders, the Commitments shall thereupon terminate and all amounts payable hereunder and under the other Program Documents shall automatically and without notice become immediately due and payable without presentment, demand, protest, or other notice of any kind, all of which are hereby waived by Borrower together with interest thereon at the Default Rate accruing on the principal amount thereof from and after the date of such Termination Event; or exercise any rights, powers or remedies under this Agreement and the other Program Documents.

Section 6.02.                             Remedies with Respect to Collateral.

(a)                                  Upon the occurrence and during the continuance of a Termination Event, the Agent shall have the rights and remedies of a secured party under the UCC in effect on the date thereof; provided that the Agent may not sell, lease or dispose of the Collateral unless Borrower shall fail to pay when due (i) any portion or all of the principal of the Aggregate Advances within two (2) Business Days after the Final Payment Date, or (ii) any interest on the Aggregate Advances and such failure shall continued unremedied for 5 Business Days.  Notwithstanding the foregoing or anything contained herein to the contrary, the Agent shall, upon the occurrence and during the continuance of a Termination Event, be entitled to exercise all rights and remedies available to it under the Program Documents and at law, including without limitation its right to withdraw Collections from the Collection Accounts and the Lock-Box and apply them as set forth in this Agreement.

(b)                                 Proceeds of any of the Collateral and payments by Borrower during the existence of a Termination Event received by the Agent shall be applied by the Agent in accordance with the provisions of Section 2.08(b). In the event that the proceeds of the Collateral are not sufficient to pay the Obligations in full, Borrower shall remain liable for any deficiency.

(c)                                  Unless and except to the extent expressly provided for to the contrary herein, the rights of the Agent specified herein shall be in addition to, and not in limitation of, Agent’s rights under the UCC, or any other statute or rule of law or equity, or under any other provision of any of the Program Documents, or under the provisions of any other document, instrument or other writing executed by Borrower or any third party in favor of the Agent all of which may be exercised successively or concurrently.

Section 6.03.                             Power of Attorney. Borrower irrevocably designates and appoints the Agent its true and lawful attorney, during the existence of a Termination Event, either in its name or in the name of Borrower to ask for, demand, sue for, collect, compromise, compound, receive, give receipt for, and give acquittances for any and all sums owing or which may become due upon any items of the Assigned Receivables, their Related Rights and Property, and the other Collateral and, in connection therewith, to take any and all actions as the Agent may deem necessary or desirable in order to realize upon the same, including, without limitation, power to endorse in the name of Borrower, any checks, drafts, notes, or other instruments received in payment of or on account of the Assigned Receivables, their Related Rights and Property, and the other Collateral, but the Agent shall be under no duty to exercise any such authority or power or in any way be responsible for the collection thereof.

ARTICLE 7.
CHANGE IN CIRCUMSTANCES; COMPENSATION

Section 7.01.                             Increased Cost and Reduced Return.

(a)                         If any Change of Law:

(i)                            shall impose, modify, or deem applicable any reserve, special deposit, or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the

Federal Reserve System) against assets of, deposits with or for the account of, or credit extended by, any Lender; or

(ii)                         shall impose on any Lender or on the United States market for certificates of deposit any other condition affecting the Aggregate Advances, or on any Lender’s obligation to make Advances; and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining any Advance or the Aggregate Advances, or to reduce the amount of any sum received or receivable by such Lender under this Agreement with respect thereto, then, in accordance with Section 7.01(c), Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b)                                 If any Lender shall have determined in good faith that after the date hereof that any Change in Law affecting such Lender regarding capital requirements would have the effect of reducing the rate of return on such Lender’s capital as a consequence of their obligations hereunder to a level below that which such Lender could have achieved but for such Change in Law (taking into consideration such Lender’s policies with respect to capital adequacy), then, in accordance with 7.01(c), Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

(c)                                  Each affected Lender will promptly notify Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section. A certificate of such Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

ARTICLE 8.
CONDITIONS TO MAKING ADVANCES

Section 8.01.                             Conditions to Making Initial Advance. Each Lender’s obligation to make the initial Advance is subject to the satisfaction of the conditions set forth in Section 8.02 and receipt by the Agent of the following:

(a)                                  duly executed original counterparts of this Agreement and each other Program Document (including the Control Agreement), all signed by all parties thereto other than the Agent;

(b)                                 an opinion letter or letters, each in form and substance reasonably satisfactory to Agent, of Baker & McKenzie, counsel for Transferor, Servicer, and Borrower, dated as of the Closing Date, which address each of the following matters and such other matters as the Agent may reasonably request: (A) the due authorization, enforceability, and other corporate matters of the Transferor, the Servicer and the Borrower as to the Program Documents; (B) the creation of a valid and perfected security interest in favor of the Agent in the Assigned Receivables and the Related Rights and Property; (C) the existence of a “true contribution” of the Assigned Receivables and the Related Rights and Property from Transferor to Borrower under the TCA; and (D) the inapplicability of the doctrine of substantive consolidation to Transferor, on the one hand, and Borrower, on the other, in connection with any bankruptcy proceeding of the Transferor;

(c)                                  certificates (each, a “Closing Certificate”) substantially in the form of Exhibit F, attached hereto and made a part hereof or otherwise reasonably acceptable to the Agent, dated as of the Closing Date, signed by a Senior Officer of each of Borrower and the Transferor (including in its capacity as Servicer);

(d)                                 all documents which the Agent may reasonably request relating to the existence of Borrower, Servicer, and Transferor, the corporate or limited liability company authority, as applicable, for and the validity of this Agreement, and the other Program Documents, and any other matters relevant hereto, all in form and substance satisfactory to the Agent, including, without limitation, certificates of such Persons substantially in the form of Exhibit G (each, an “Officer’s Certificate”), signed by the secretary, assistant secretary, manager, or member(s) of such Person, as applicable, certifying as to the names, true signatures, and incumbency of the officer or officers, managers, or members of such Persons authorized to execute and deliver the Program Documents, and certified copies of the following items: (i) such Person’s certificate of incorporation, certificate of formation, or other registered, constitutional document, as applicable (ii) such Person’s Bylaws, limited liability company agreement, or related agreement, as applicable, (iii) a certificate of good standing or valid existence of the Secretary of State of the state of the jurisdiction of its incorporation or formation, and (iv) the action taken by the Board of Directors or other Persons with management control of such Persons authorizing the execution, delivery, and performance of this Agreement, and the other Program Documents to which such Person is a party;

(e)                                  recorded UCC Financing Statements (satisfactory in form and content to the Agent in all respects) (i) pertaining to (A) Borrower’s ownership and/or security interest in the Assigned Receivables and their Related Rights and Property and (B) the Agent’s first priority security interest in the Collateral and evidencing recordation thereof in all filing offices deemed necessary by the Agent;

(f)                                    lien searches reasonably acceptable to the Agent, showing no Liens on any of Transferor’s or Borrower’s Accounts Receivables or Related Rights and Property other than Permitted Encumbrances;

(g)                                 evidence satisfactory to the Agent (including an opinion of counsel) confirming that the Transferor is permitted to sell and/or contribute Receivables, as contemplated by the Program Documents, under the ABL;

(h)                                 agreements regarding, and other evidence respecting, the establishment of the Collection Accounts, all in form and substance reasonably satisfactory to the Agent, including, without limitation, the Control Agreement;

(i)                                     evidence that the Policy has been bound and is in full force and effect; and

(j)                                     payment of all fees owed to the Agent hereunder and under the other Program Documents, including the fees and expenses of Greenberg Traurig, LLP, in connection with the preparation of the Program Documents.

Section 8.02.                                             Conditions to the Making of All Advances. Each Lender’s obligation to make any Advance is subject to the satisfaction of the following conditions:

(a)                                  Lender shall have received originals or copies of all reports, documents, and certifications which are, in accordance with the terms of the Program Documents, to be delivered to Lender, including, without limitation, Assignment Agreements evidencing Borrower’s ownership of the Assigned Receivables, Receivables Reports, Remittance Reports, reports from Servicer, and a fully executed Borrowing Notice pertaining to such Advance.

(b)                                 The Agent must be satisfied that the Borrowing Base has been calculated in the manner agreed upon by the Agent and Borrower;

(c)                                  the Collection Accounts and the Lock-Box shall continue to exist in full force and effect and the Agent shall continue to have a first priority perfected security interest in it (subject only to Permitted Encumbrances);

(d)                                 immediately before and after the making of any Advance, there shall exist no Termination Event or Unmatured Termination Event;

(e)                                  evidence satisfactory to the Agent confirming that the Transferor is permitted to sell and/or contribute Receivables, as contemplated by the Program Documents, under the ABL; and

(f)                                    each of the representations and warranties of Borrower contained in Article 4 shall be true in all material respects on and as of the date of such Advance.

The making of any Advance shall be deemed to be a representation and warranty by Borrower on the date of such Advance as to the complete satisfaction of the conditions specified in paragraphs (a) through (e) of this Section.

ARTICLE 9.
THE AGENT

Section 9.01.                             Designation. Each Lender hereby irrevocably designates and appoints the Agent as the agent of such Lender under this Agreement and the other Program Documents, and each such Lender irrevocably authorizes the Agent, to take such action on its behalf under the provisions of this Agreement and the other Program Documents to which it is a party or by which it is bound and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Program Documents, together with such other powers as are reasonably incidental thereto, including, without limitation, (a) receiving all applicable notices referred to in this Agreement or in the other Program Documents on behalf of such Lender, (b) giving all applicable notices referred to in this Agreement or the other Program Documents to or on behalf of such Lender, (c) maintaining the Register pursuant to Section 10.09(d) and (d) receiving payments and deposits from Borrower or the Transferor, as the case may be, and giving release and acquittance therefor in accordance with the terms of this Agreement.  It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by the Agent, not individually or personally, but solely as Agent in the exercise of the powers and authority conferred and vested in it under this Agreement, (b) the representations, undertakings and agreements herein made on the part of the Lenders are made and intended not as personal representations, undertakings and agreements by the Agent but are made and intended for the purpose of binding only the Lenders, (c) nothing herein contained shall be construed as creating any liability on the Agent, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties who are signatories to this Agreement and any other Program Document in which the Agent is bound to exercise any powers or perform any obligations of the Lenders and by any person claiming by, through or under such parties and (d) under no circumstances shall the Agent be personally liable for the payment of any indebtedness or expenses of the Lenders or be liable for the actions or omissions of the Lenders or the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Lenders under this Agreement or any other Program Document.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall have no duties or responsibilities, except those expressly set forth herein or in the other Program Documents, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Program Document or otherwise exist against the Agent.  The provisions of this Article 9 are solely for the benefit of the Agent and its officers, directors, employees, agents, attorneys-in-fact and affiliates, and no other Person shall have any rights as a third party beneficiary of any of the provisions hereof.  The Agent shall perform its obligations hereunder with reasonable care, using a degree of skill and attention no less than that which the Agent (i) exercises with respect to comparable duties that it performs when holding comparable assets for itself and (ii) exercises with respect to comparable administrative duties that it performs for comparable assets for others, and in a manner consistent with the standard of care exercised by similar administrators relating to the duties to be performed hereunder.  The Agent shall have no obligations, duties or responsibilities except for those set forth in this Agreement.

Section 9.02.                             Delegation of Duties.  The Agent may execute any of its duties under this Agreement and the other Program Documents by or through agents, custodians, nominees or attorneys in fact and shall be entitled to rely upon, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with, advice of counsel concerning all matters pertaining to such duties.  Agent shall not be responsible for the negligence or misconduct of any agents, custodians, nominees or attorneys in fact selected by it with reasonable care.

Section 9.03.                             Exculpatory Provisions.  Neither the Agent nor any of its respective officers, directors, employees, agents, attorneys in fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Program Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have proximately resulted from its or such Person’s own negligence or willful misconduct) or (ii) responsible in any manner to any Person (including without limitation any of Lenders) for (A) any recitals, statements, representations or warranties made by any Person (other than an Agent or any of their respective officers, directors, employees, agents, attorneys in fact or affiliates) contained in this Agreement or any other Program Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Program Document, (B) the value, validity, effectiveness, genuineness, collectability, enforceability or sufficiency of this Agreement or any other Program Document, (C) any Liens or guarantees granted by, or purported to be granted by, any of the Program Documents or otherwise, (D) ascertaining or inquiring as to the existence or possible existence of any Termination Event, or (E) any failure of any party hereto or thereto (other than an Agent or any of their respective officers, directors, employees, agents, attorneys in fact or affiliates) to perform its obligations hereunder or thereunder.  The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Program Document, to inspect the properties, books or records of Borrower or the Transferor, or to take any action that may subject the Agent to personal liability or that is contrary to this Agreement or applicable law. Anything in this Agreement to the contrary notwithstanding, in no event shall the Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

Section 9.04.                             Reliance by Agent.  The Agent shall be entitled to conclusively rely, and shall be fully protected in relying, upon (i) any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and (ii) advice and statements of legal counsel (including, without limitation, counsel to Borrower), independent accountants and other experts selected by the Agent.  The Agent may deem and treat the payee of any Advance as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent, as the case may be.  The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Program Document unless it shall first receive such written advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Agent shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with any direction given by Lenders or any other party authorized to direct the Agent hereunder and in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Program Documents in accordance with a request or direction of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all Lenders.

Section 9.05.                             Notice of Termination.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Termination Event unless a Senior Officer of the Agent has received written notice from a Lender or Borrower, the Transferor or Servicer referring to this Agreement, describing such Termination Event and stating that such notice is a “notice of default.”  In the event that the Agent receives such a notice, Agent shall promptly give notice thereof to Lenders and the Agent.  The Agent shall take such action with respect to such Termination Event as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Termination Event as they shall deem advisable in the best interests of Lenders.

Section 9.06.                             Non-Reliance on Agent and Other Lenders.  Each Lender expressly acknowledges that neither Agent nor any of its officers, directors, employees, agents, attorneys in fact or affiliates has made any representations or warranties to it and that no act by any Agent hereafter taken, including, without limitation, any review of the affairs of Borrower, or any affiliate of Borrower or Sanmina-SCI Corporation shall be deemed to constitute any representation or warranty by the Agent to any Lender.  Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of Borrower, Sanmina-SCI Corporation and their affiliates and made its own decision to make its purchases hereunder and enter into this Agreement and the other Program Documents to which it is a party or by which it is bound.  Each Lender also represents and covenants that it will, independently and without reliance upon the Agent, any of their officers, directors, employees, agents, attorneys in fact or affiliates or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Program Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of Borrower, Servicer, Sanmina-SCI Corporation and their respective affiliates.  Except for notices, reports and other documents expressly required to be furnished to Lenders by Agent hereunder, the Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of Borrower, or any affiliate of any of them or of Sanmina-SCI Corporation that may come into the possession of Agent or any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates.

Section 9.07.                             Indemnification.  Lenders agree to indemnify the Agent in its capacity as such and/or its officers, directors, employees, agents, attorneys-in-fact or affiliates (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so), ratably according to their respective Lender’s Commitment Percentages in effect on the date on which indemnification is sought under this Section 9.07 (or, if indemnification is sought after the date upon which the Lender’s Commitments shall have terminated and the Advances shall have been paid in full, ratably in accordance with such Lender’s Commitments immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever (including without limitation attorneys’ fees and disbursements) that may at any time be imposed on, incurred by or asserted against the Agent and/or its officers, directors, employees, agents, attorneys in fact or affiliates in any way relating to or arising out of, the Lender’s Commitments, this Agreement, any of the other Program Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent and/or its officers, directors, employees, agents, attorneys-in-fact or affiliates under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s and/or its officers, directors, employees, agents, attorneys in fact or affiliates negligence or willful misconduct.  If any indemnity furnished to Agent for any purpose shall, in its opinion, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.  None of the provisions of this Agreement shall require Agent to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder or under any Program Document, or in the exercise of any of its rights or powers hereunder or thereunder, if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.  In the case of any investigation, litigation or proceeding giving rise to any indemnification under this Section 9.07, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party.  The agreements in this Section 9.07 shall survive the payment of all amounts payable hereunder.

Section 9.08.                             Agent in Its Individual Capacity.  The Agent and its affiliates may make loans to, accept deposits from, act as trustee under indentures of, accept investment banking engagements from, and generally engage in any kind of business with Borrower, Sanmina-SCI Corporation or its Affiliates as though such Agent were not an Agent and without any duty to account therefor to any other Person.  With respect to its Advances, the Agent shall have the same rights and powers under this Agreement and the other Program Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include the Agent in its individual capacity.

Section 9.09.                             Successor Agent.  The Agent may resign as Agent upon 20 days’ written notice to Lenders and Servicer.  If the Agent shall resign as Agent under this Agreement and the other Program Documents, then the Required Lenders shall appoint from among Lenders a successor agent for Lenders, which successor agent shall (unless a “Termination Event” shall occur under Section 6.01(a) or Section 6.01(i) hereunder and be continuing, in which instance any such appointment shall be immediately effective and shall not require any prior notice to or approval of Servicer or any other Person) be subject to approval by Servicer (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Agent under this Agreement and the Program Documents, and the resigning Agent shall be discharged from its duties and obligations under this Agreement and the Program Documents, and the term “Agent” shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Agent, shall be terminated, without any other or further act or deed on the part of such former Agent, any of the parties to this Agreement or any Program Document, or any holders of the Advances.  If no successor agent has accepted appointment as Agent, as the case may be, by the date that is 20 days following a resigning Agent’s notice of resignation, the resigning Agent’s resignation shall nevertheless thereupon become effective, and Lenders shall assume and perform all of the duties of such Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  After any resigning Agent’s resignation as Agent, the provisions of this Article 9 shall continue to apply to it with respect to any actions taken or omitted to be taken by it while it was Agent, under this Agreement and the other Program Documents, including, without limitation, the liability of the Agent under Section 9.03 for (and the exclusion from any liability of any Lender to indemnify the Agent under Section 9.07 in respect of) any such actions or omissions that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s negligence or willful misconduct.

Section 9.10.                             Determination Pursuant to Program Documents.  In each circumstance where, under any provision of a Program Document or this Agreement, the Agent shall have the right to grant or withhold any consent, exercise any remedy, make any determination or direct any action by Agent under such Program Document, Agent shall act in respect of such consent, exercise of remedies, determination or action, as the case may be, only with the consent of and at the direction of the Required Lenders unless unanimity is required by the relevant agreement; provided, however, that no such consent of the Required Lenders shall be required with respect to any consent, determination or other matter that is, in Agent’s reasonable judgment, ministerial or administrative in nature or provided for in this Agreement, and provided that Agent is hereby authorized on behalf of all of Lenders, without the necessity of any further consent from any Lender, from time to time prior to a Termination Event, to release portions of the Collateral from the security interests and Liens imposed by the Program Documents in connection with any dispositions of such portions of the Collateral permitted by the terms of this Agreement or the Program Documents or as may be required by law. In each circumstance where any consent of or direction from the Required Lenders is required, Agent shall send to Lenders a notice setting forth a description in reasonable detail of the matter as to which consent or direction is requested and Agent’s proposed course of action with respect thereto.

Section 9.11.                             Additional Information.  In order to comply with laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (“Applicable Law”), the Agent is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Agent.  Accordingly, each of the parties agrees to provide to the Agent upon its request from time to time such identifying information and documentation as may be available for such party in order to enable the Agent to comply with Applicable Law.

ARTICLE 10.
MISCELLANEOUS

Section 10.01.                       Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including telecopier or similar writing) and shall be given to such party at its address or telecopier number set forth on the signature pages hereof or such other address or telecopier number as such party may hereafter specify for the purpose by notice to each other party. Each such notice, request, or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section and the confirmation is received (provided that the party giving such notice shall deliver a copy of such notice to the receiving party by overnight delivery or U.S. mail); if given by U.S. mail, when shown on the “return receipt” delivered to the sender via U.S. mail; or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Agent under Article 2 shall not be effective until received.

Section 10.02.                       No Waivers. The failure of Borrower to satisfy, or the waiver by the Lenders or the Agent on behalf of the Lenders of, any condition set forth in Article 8 shall not constitute a waiver of any such condition with respect to any subsequent Advance, unless such waiver is expressly agreed to in writing as required by Section 10.07. No failure or delay by the Agent or any Lender in exercising any right, power, or privilege hereunder or under any other Program Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 10.03.                       Expenses; Documentary Taxes. Borrower shall pay or reimburse (a) all out-of-pocket expenses, disbursements and advances (including, without limitation, all attorney and paralegal fees and expenses, recording costs, recording or intangible taxes, and title insurance, if any) of the Agent reasonably incurred in connection with this Agreement and the other Program Documents, including, without limitation, (i) all costs, fees, and taxes pertaining to the obtaining, preparation, or filing of all Lien searches and Financing Statements (including, without limitation, any release thereof), all costs and fees incurred in connection with the preparation, negotiation, administration, and execution and delivery of this Agreement and the other Program Documents, and any waiver or consent hereunder or thereunder or any amendment hereof or thereof or any Termination Event or alleged Termination Event hereunder or thereunder, (ii) sums paid or incurred to pay for any amount or to take any action required of Borrower hereunder or under any other Program Document that Borrower fails to pay or take; and (iii) in connection with a Termination Event, the reasonably documented costs (an invoice shall be sufficient documentation) and expenses of preserving and protecting the Collateral; and (b) during the existence of a Termination Event, all costs and expenses (including out-of-pocket attorney and paralegal fees and expenses) reasonably incurred to obtain payment of the Obligations, enforce the Lien in the Collateral, sell or otherwise realize upon the Collateral, and otherwise enforce the provisions hereof or of any Program Document or to defend any claim made or threatened against Lender arising out of the transactions contemplated hereby (including, without limitation, preparations for and consultations concerning any such matters). The foregoing shall not be construed to limit any other provisions hereof, or of any Program Document regarding costs and expenses to be paid by Borrower or any other Person.  In the event Borrower becomes a debtor under the Bankruptcy Code, the Agent’s and each Lender’s secured claim in such case shall include interest on the Obligations and all fees, costs, and charges provided for herein (including, without limitation, attorneys’ fees), all to the extent allowed by the Bankruptcy Code. Borrower shall indemnify the Agent and each Lender against any transfer taxes, documentary taxes, assessments, or charges made by any Governmental Authority by reason of the execution and delivery of this Agreement or the other Program Documents.  The obligations of the Borrower hereunder shall survive the termination of this Agreement.

Section 10.04.                       Taxes.  (a)  All payments made by Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of or in addition to net income taxes) imposed on the Agent or any Lender as a result of a present or former connection between the Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Agent or any Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Program Document).  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or other taxes are required to be withheld from any amounts payable to the Agent or any Lender hereunder, the amounts so payable to the Agent or such Lender, as the case may be, shall be increased to the extent necessary to yield to the Agent or such Lender (after payment of all Non-Excluded Taxes and other taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement.  The obligations of the Borrower hereunder shall survive the termination of this Agreement.

(b)                                 Each Lender shall deliver to Borrower two duly completed copies of United States Internal Revenue Service Form W-8BEN or Form W-8ECI, or successor applicable form, as the case may be, certifying that the Lender is entitled to a complete exemption from deduction or withholding of United States federal income taxes with respect to payments under this Agreement.  Whenever any Non-Excluded Taxes or other taxes are payable by Borrower, as promptly as possible thereafter Borrower shall send to the affected Lender a certified copy of an original official receipt received by Borrower showing payment thereof.  If Borrower fails to pay any Non-Excluded Taxes or other taxes when due to the appropriate taxing authority or fails to remit to any Lender the required receipts or other required documentary evidence, Borrower shall indemnify such Lender for any incremental taxes, interest or penalties that may become payable by such Lender as a result of any such failure.  The agreements in this Section 10.04 shall survive the termination of this Agreement and the payment of all other amounts payable hereunder.

(c)                                  If any Lender requests compensation under Section 7.01 or Section 10.04, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Advances or to assign its rights and obligations hereunder to another of its offices, branches or affiliates if, in the judgment of such Lender, such designation or assignment would reduce or eliminate amounts payable pursuant to Section 7.01 or Section 10.04, as the case may be.

Section 10.05.                       Indemnification by Borrower. Borrower shall indemnify Agent, each Lender and their respective directors, officers, employees, and agents from, and hold each of them harmless against, any and all Losses to which any of them may become subject, insofar as such Losses arise out of or result from any actual or proposed use by Borrower of the proceeds of any Advance or breach by Borrower of this Agreement or any other Program Document or from any investigation, litigation (including, without limitation, any actions taken by the Agent to enforce this Agreement or any of the other Program Documents), or other proceeding (including, without limitation, any threatened investigation or proceeding) relating to the foregoing, and Borrower shall reimburse such Persons upon demand for any expenses (including, without limitation, legal fees and expenses of external counsel) reasonably incurred in connection with any such investigation or proceeding; but excluding any such Losses incurred by reason of the negligence or willful misconduct of the Person to be indemnified.  The obligation of the Borrower hereunder shall survive the termination of this Agreement and the other Program Documents.

Section 10.06.                       Adjustments; Set off.

(a)                                  Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefited Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set off, or otherwise), in a greater proportion than any such payment to or Collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such Collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral ratably with each of Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)                                 In addition to any rights and remedies of Lenders provided by law, each Lender shall have the right, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Borrower, as the case may be.  Each Lender agrees promptly to notify Borrower and Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.07.                       Amendments and Waivers.  No provision of this Agreement or any other Program Documents to which the Agent is a party, may be amended, restated, supplemented, or otherwise modified except in writing signed by the parties hereto and the Agent acting on behalf of the Lenders.

Section 10.08.                       Third Party Beneficiaries. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that Borrower may not assign or otherwise transfer any of its rights under this Agreement.

Section 10.09.                       Successors and Assigns; Participations and Assignments.  (a)  This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Agent, all future holders of the Advances and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender and Lenders may assign or otherwise transfer any of their rights under this Agreement to banks or financial institutions reasonably acceptable to Agent in accordance with this Section 10.09.

(b)                                 Any Lender may, without the consent of the Borrower, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Advance owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Program Documents.  In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Advance for all purposes under this Agreement and the other Program Documents, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Program Documents.  In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Program Document, or any consent to any departure by Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Advances or any fees payable hereunder, or postpone the date of the final maturity of the Advances, in each case to the extent subject to such participation.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 10.04 and 10.05 with respect to its participation in the Commitments and the Advances outstanding from time to time as if it was a Lender; provided that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(c)                                  Any Lender (an “Assignor”) may, in accordance with applicable law, at any time and from time to time assign to any Lender or Lender Affiliate (without the consent of the Borrower and the Agent) or to an additional bank, financial institution or other entity (with the prior written consent of the Borrower and the Agent, which, in each case, shall not be unreasonably withheld or delayed) (each, an “Assignee”), all or any part of its rights and obligations under this Agreement and the other Program Documents pursuant to an Assignment and Acceptance, executed by such Assignee, such Assignor and any other Person whose consent is required pursuant to this paragraph, and delivered to the Agent for its acceptance and recording in the Register; provided that, unless otherwise agreed by the Agent, no such assignment to an Assignee (other than any Lender or any Lender Affiliate) shall be in an aggregate principal amount of less than $5,000,000, in each case except in the case of an assignment of all of a Lender’s interests under this Agreement.  For purposes of the proviso contained in the preceding sentence, the amount described therein shall be aggregated in respect of each Lender and any other Lenders that are Affiliates of such Lender, if any.  Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment and/or Advances as set forth therein and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto).  Notwithstanding any provision of this Section 10.09, the consent of the Borrower shall not be required for any assignment that occurs when a Termination Event shall have occurred and be continuing.

(d)                                 The Agent shall, on behalf of the Lenders and the Borrower, maintain at its address referred to on the signature page hereto a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and the principal amount of the Advances owing to, each Lender from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Advances and any Notes evidencing the Advances recorded therein for all purposes of this Agreement.  Any assignment of any Advance, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide).  Any assignment or transfer of all or part of a Advance evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Advance, accompanied by a duly executed Assignment and Acceptance, and thereupon one or more new Notes shall be issued to the designated Assignee, and the old Notes shall be returned by the Agent to the Borrower marked “cancelled.”  The Register shall be available for inspection by any Lender or Borrower at any reasonable time and from time to time upon reasonable prior notice.

(e)                                  Upon its receipt of an Assignment and Acceptance executed by an Assignor, an Assignee and any other Person whose consent is required by Section 10.09(c), together with payment to the Agent of a registration and processing fee of $1,500, the Agent shall (i) promptly accept such Assignment and Acceptance and (ii) record the information contained therein in the Register on the effective date determined pursuant thereto.

(f)                                    For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 10.09 concerning assignments relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender to any Federal Reserve Bank in accordance with applicable law.

(g)                                 The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (f) above, subject to the delivery to the Borrower of the old Note or Notes for cancellation and provided that the amount of each Note or Notes to be so issued is not less than $5,000,000.

Section 10.10.                       New York Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard for its conflicts of law principles (other than Section 5-1401 of the New York General Obligations Laws).

Section 10.11.                       Severability.  In case any one or more of the provisions contained in this Agreement or any of the other Program Documents should be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby and shall be enforced to the greatest extent permitted by law.

Section 10.12.                       WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION. BORROWER, AGENT AND EACH LENDER EACH (A) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY OTHER PROGRAM DOCUMENT; (B) SUBMITS TO THE NONEXCLUSIVE PERSONAL JURISDICTION IN THE STATE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE ENFORCEMENT OF THIS AGREEMENT AND THE OTHER PROGRAM DOCUMENTS; (C) WAIVES ANY AND ALL PERSONAL RIGHTS UNDER THE LAW OF ANY JURISDICTION TO OBJECT ON ANY BASIS (INCLUDING, WITHOUT LIMITATION, INCONVENIENCE OF FORUM) TO JURISDICTION OR VENUE WITHIN THE STATE AND DISTRICT DESCRIBED ABOVE FOR THE PURPOSE OF LITIGATION TO ENFORCE THIS AGREEMENT, OR THE OTHER PROGRAM DOCUMENTS; AND (D) AGREES THAT SERVICE OF PROCESS MAY BE MADE UPON IT IN THE MANNER PRESCRIBED IN SECTION 10.01 FOR THE GIVING OF NOTICE BY AGENT. NOTHING HEREIN CONTAINED, HOWEVER, SHALL PREVENT LENDER FROM BRINGING ANY ACTION OR EXERCISING ANY RIGHTS AGAINST ANY SECURITY AND AGAINST BORROWER PERSONALLY, AND AGAINST ANY ASSETS OF BORROWER, WITHIN ANY OTHER STATE OR JURISDICTION.

Section 10.13.                       Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 10.14.                       Consequential Damages. NO PARTY SHALL BE RESPONSIBLE OR LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON FOR ANY PUNITIVE, EXEMPLARY, OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF THIS AGREEMENT, THE OTHER PROGRAM DOCUMENTS, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 10.15.                       Entire Agreement. This Agreement, together with the other Program Documents, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersede and replace any agreement, written or oral, existing between or among the parties hereto in respect of such subject matter.

Section 10.16.                       Non-Petition; Limitation on Payments.  The Agent hereby covenants and agrees that prior to the date that is one year and one day after the payment in full of all Obligations it will not institute against, or join any other Person in instituting against, Borrower any bankruptcy, reorganization, arrangement or other similar proceeding under the laws of the United States or any state of the United States.

Section 10.17.                       USA Patriot Act.  The Agent hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), the Agent is required to obtain, verify and record information that identifies the Borrower and the Transferor, which information includes the name and address of the Borrower and the Transferor and other information (including, but not limited to, Form W-8, Form W-9 and other relevant tax certification) that will allow the Lenders to identify the Borrower and the Transferor in accordance with the Act.

[Signatures are contained on the following pages.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

SANMINA SPV LLC

By:	/s/ Walter F. Boileau
Name: Walter F. Boileau
Title: Manager

2700 North First Street
San Jose, California 95134
Attention: Manager

With a copy to:

Legal Department
13000 S. Memorial Parkway
Huntsville, AL 35803

AGENT AND LENDER:

DEUTSCHE BANK AG, NEW YORK BRANCH

By:	/s/ Stephen Atallah
Name: Stephen Atallah
Title: Managing Director

By:	/s/ Kevin McBrien
Name: Kevin McBrien
Title: Vice President

Deutsche Bank AG, New York Branch
60 Wall St., 25th Floor
New York, NY 10005
Attention: Structured Trade & Export Finance
Fax: (212) 797-0473